Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

Pixelworks, Inc.

Display Acquisition Corporation

and

Genesis Microchip Inc.

Dated as of March 17, 2003

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-ii-

Exhibit A-1	Form of Genesis Voting Agreement
Exhibit A-2	Form of Pixelworks Voting Agreement
Exhibit B	Form of Genesis Affiliate Agreement

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TABLE OF DEFINED TERMS

Terms	Cross Reference in Agreement
Acquisition Proposal	Section 6.1(e)
Additional Director	Section 6.4
Affiliate	Section 3.3(e)
Affiliate Agreement	Preamble
Agreement	Preamble
Bankruptcy and Equity Exception	Section 3.5(a)
Blue Sky Laws	Section 3.5(c)
Certificate of Merger	Section 1.1
Certificates	Section 2.2(a)
Change of Recommendation	Section 6.5(d)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
COBRA	Section 3.16(d)
Code	Preamble
Confidentiality Agreement	Section 5.2
Continuing Employees	Section 6.18(a)
Contract	Section 3.5(b)
CTO	Section 6.15
Delaware Law	Preamble
DOJ	Section 6.6(b)
DOL	Section 3.16(a)
Effect	Section 3.1
Effective Time	Section 1.1
Employee Benefit Plans	Section 3.16(a)
Environmental Laws	Section 3.14
Environmental Permits	Section 3.14
ERISA	Section 3.16(a)
Excess Parachute Payment	Section 3.16(e)
Exchange Act	Section 3.5©
Exchange Agent	Section 2.2(a)
Exchange Ratio	Section 2.1©
FTC	Section 6.6(b)
GAAP	Section 3.6(b)
Genesis	Preamble
Genesis Balance Sheet	Section 3.6(b)
Genesis Board	Preamble
Genesis Board Designees	Section 6.14
Genesis Business Facility	Section 3.14
Genesis Charter Documents	Section 3.2
Genesis Common Stock	Section 2.1(b)
Genesis Contracts	Section 3.12(a)
Genesis Disclosure Letter	Section 3.1
Genesis Employee	Section 3.16(a)
Genesis Employee Plans	Section 3.16(a)
Genesis Employment Agreement	Section 3.16(a)
Genesis ERISA Affiliate	Section 3.16(a)
Genesis ESPP	Section 2.3(d)
Genesis Insurance Policies	Section 3.20

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Terms	Cross Reference in Agreement
Genesis International Employee Plan	Section 3.16(f)
Genesis Leases	Section 3.10(b)
Genesis Material Adverse Effect	Section 3.1
Genesis Meeting	Section 3.6(d)
Genesis Officer Designees	Section 6.15
Genesis Permits	Section 3.18
Genesis Preferred Stock	Section 3.3(a)
Genesis Rights	Section 3.25
Genesis Rights Agreement	Section 3.25
Genesis SEC Reports	Section 3.6(a)
Genesis Stock Option	Section 2.3(a)
Genesis Stock Plans	Section 2.3(a)
Genesis Stockholder Approval	Section 3.5(a)
Genesis Voting Agreement	Preamble
Genesis Voting Proposal	Section 3.5(a)
Governmental Entity	Section 3.5(c)
Group	Section 6.1(e)
Hazardous Materials	Section 3.14
Hazardous Materials Activity	Section 3.14
HSR Act	Section 3.5(c)
HSR Approval	Section 3.5(c)
Indemnified Parties	Section 6.12(a)
Initial Director Term	Section 6.14
Intellectual Property	Section 3.11(a)
IRS	Section 3.16(a)
Joint Proxy Statement/Prospectus	Section 3.6(d)
Legal Requirement	Section 3.5(b)
Liens	Section 3.5(b)
Merger	Preamble
Merger Sub	Preamble
Modified Terms	Section 6.5(d)
Multiemployer Plan	Section 3.16(c)
Nasdaq	Section 2.2(c)
Non-Employee Plan	Section 2.3(a)
Non-Withdrawing Party	Section 6.5(d)
Ordinary Course of Business	Section 3.4(c)
Organizational Structure	Section 6.16
Outside Date	Section 8.1(b)
Paradise Plan	Section 2.3(a)
Person	Section 9.8(b)
Pixelworks	Preamble
Pixelworks Amended Articles	Section 6.20
Pixelworks Amended Bylaws	Section 6.20
Pixelworks Balance Sheet	Section 4.6(b)
Pixelworks Board	Preamble
Pixelworks Board Designees	Section 6.14
Pixelworks Business Facility	Section 4.14
Pixelworks Chairman	Section 6.14
Pixelworks Charter Documents	Section 4.2
Pixelworks Common Stock	Section 2.1(c)

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Terms	Cross Reference in Agreement
Pixelworks Contracts	Section 4.12(a)
Pixelworks Disclosure Letter	Section 4.1
Pixelworks Employee	Section 4.16(a)
Pixelworks Employee Plans	Section 4.16(a)
Pixelworks Employment Agreement	Section 4.16(a)
Pixelworks ERISA Affiliate	Section 4.16(a)
Pixelworks Insurance Policies	Section 4.20
Pixelworks International Employee Plan	Section 4.16(f)
Pixelworks Leases	Section 4.10(b)
Pixelworks Material Adverse Effect	Section 4.1
Pixelworks Meeting	Section 4.6(d)
Pixelworks Officer Designees	Section 6.15
Pixelworks Permits	Section 4.18
Pixelworks Preferred Stock	Section 4.3(a)
Pixelworks SEC Reports	Section 4.6(a)
Pixelworks Stock Options	Section 4.3(c)
Pixelworks Stock Plans	Section 4.3(a)
Pixelworks Stockholder Approval	Section 4.5(a)
Pixelworks Voting Agreement	Preamble
Pixelworks Voting Proposal	Section 4.5(a)
Prohibited Transaction	Section 3.16(c)
Purchase Period	Section 2.3(d)
Registration Statement	Section 3.6(d)
Regulation M-A Filing	Section 3.6(d)
Representatives	Section 6.1(a)
Returns	Section 3.9(b)
Rule 145 Affiliates	Section 6.9
Sage Plan	Section 2.3(a)
Securities Act	Section 3.3(e)
Special Offering Period	Section 2.3(d)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.4(a)
Superior Proposal	Section 6.1(e)
Surviving Corporation	Section 1.1
Tax	Section 3.9(a)
Termination Fee	Section 8.3(b)
Third-Party Acquisition	Section 8.3
Withdrawing Party	Section 6.5(d)
1987 Plan	Section 2.3(a)
1997 Employee Plan	Section 2.3(a)
2000 NSO Plan	Section 2.3(a)
2001 NSO Plan	Section 2.3(a)
2004 Annual Meeting	Section 6.14

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 17, 2003 by and among Pixelworks, Inc., an Oregon corporation (“Pixelworks”), Display Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Pixelworks (“Merger Sub”), and Genesis Microchip Inc., a Delaware corporation (“Genesis”).

WHEREAS, the Board of Directors of Pixelworks (the “Pixelworks Board”) and the Board of Directors of Genesis (the “Genesis Board”) each deem it advisable and in the best interests of its respective corporation and its securityholders that Pixelworks and Genesis engage in a business combination in order to advance the long-term strategic business interests of Pixelworks and Genesis;

WHEREAS, the combination of Pixelworks and Genesis shall be effected through a merger of Merger Sub with and into Genesis (the “Merger”) in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (“Delaware Law”);

WHEREAS, the Board of Directors of Pixelworks (i) has determined that the Merger is advisable, consistent with and in furtherance of the long-term business strategy of Pixelworks and fair to, and in the best interests of, Pixelworks and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has approved and determined to recommend that the stockholders of Pixelworks vote to approve the issuance of shares of Pixelworks Common Stock (as defined below) to the stockholders of Genesis pursuant to the terms of this Agreement;

WHEREAS, the Board of Directors of Genesis (i) has determined that the Merger is advisable, consistent with and in furtherance of the long-term business strategy of Genesis and fair to, and in the best interests of, Genesis and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared this Agreement advisable and (iii) has determined to recommend the adoption of this Agreement to the stockholders of Genesis;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Pixelworks’s willingness to enter into this Agreement, certain stockholders of Genesis will be entering into (i) the Genesis Voting Agreement, dated as of the date of this Agreement, in substantially the form attached hereto as Exhibit A-1 (the “Genesis Voting Agreement”), pursuant to which such stockholders will, among other things, agree to give Pixelworks a proxy to vote all of the shares of capital stock of Genesis that such stockholders own, and (ii) an affiliate agreement with Pixelworks in substantially the form attached hereto as Exhibit B (the “Affiliate Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Genesis’s willingness to enter into this Agreement, certain stockholders of Pixelworks will be entering into the Pixelworks Voting Agreement, dated as of the date of this Agreement, in substantially the form attached hereto as Exhibit A-2 (the “Pixelworks Voting Agreement”), pursuant to which such stockholders will, among other things, agree to give Genesis a proxy to vote all of the shares of capital stock of Pixelworks that such stockholders own;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pixelworks, Merger Sub and Genesis hereby agree as follows:

ARTICLE I

THE MERGER

1.1     The Merger.  Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall merge with and into Genesis at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and Genesis shall continue as the surviving corporation in the Merger. Genesis, following the Merger, is sometimes referred to herein as the “Surviving Corporation.” Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) prepared and executed by Genesis in accordance with Delaware Law with the Secretary of State of the State of Delaware (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed to in writing by Pixelworks and Genesis and specified in the Certificate of Merger) being the “Effective Time”). The Merger shall have the effects set forth in this Agreement and as provided by Delaware Law.

1.2     The Closing.

(a)    The closing of the Merger (the “Closing”) shall take place at a time and on a date to be specified by Pixelworks and Genesis (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another date, place or time is agreed to in writing by Pixelworks and Genesis.

(b)    At the Closing:

(i)  Genesis shall deliver to Pixelworks the various certificates, instruments and documents referred to in Section 7.2;

(ii)  Pixelworks shall deliver to Genesis the various certificates, instruments and documents referred to in Section 7.3; and

(iii)  Pixelworks, on behalf of the Surviving Corporation, shall file the Certificate of Merger with the Secretary of State of the State of Delaware.

1.3     Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)    Certificate of Incorporation.  At the Effective Time, the Certificate of Incorporation of Genesis shall be amended to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, and such amended Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation; provided, however, that Article I of such amended Certificate of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be “Genesis Microchip Inc.”

(b)    Bylaws.  The parties shall take all requisite action so that at the Effective Time, the Bylaws of Genesis shall be amended and restated to be identical to the Bylaws of Merger Sub in effect immediately prior to the Effective Time, and such amended and restated Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.4     Directors and Officers of the Surviving Corporation.

(a)    Directors.  The parties shall take all requisite action so that the initial directors of the Surviving Corporation shall be the directors named in Section 1.4(a) of the Pixelworks Disclosure Letter (as defined in Article IV), each to hold office in accordance with the Certificate of Incorporation and Bylaws of the

Surviving Corporation until their respective successors are duly elected or appointed and qualified in accordance with Delaware Law, and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(b)    Officers.  The parties shall take all requisite action so that the initial officers of the Surviving Corporation shall be the officers named in Section 1.4(b) of the Pixelworks Disclosure Letter (as defined in Article IV), each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed in accordance with Delaware Law, and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

1.5     Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

1.6     Further Action.  At and after the Effective Time, the officers and directors of Pixelworks and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Genesis and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Genesis and Merger Sub, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Genesis and Merger Sub in accordance with the terms of this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

2.1     Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of Pixelworks, Genesis, Merger Sub or the holders of any shares of the capital stock of Genesis or the capital stock of Merger Sub:

(a)    Capital Stock of Merger Sub.  Each share of the common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

(b)    Cancellation of Treasury Stock and Pixelworks-Owned Stock.  All shares of common stock, $0.001 par value per share, of Genesis (“Genesis Common Stock”) that are owned by Genesis as treasury stock or by any direct or indirect wholly owned Subsidiary of Genesis and any shares of Genesis Common Stock owned by Pixelworks, Merger Sub or any other direct or indirect wholly owned Subsidiary of Pixelworks immediately prior to the Effective Time shall be cancelled and shall cease to exist and no shares of Pixelworks or other consideration shall be delivered in exchange therefor.

(c)    Exchange Ratio for Genesis Common Stock.  Each share of Genesis Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) hereof) issued and outstanding immediately prior to the Effective Time shall be automatically converted (subject to Section 2.2(c)) into the right to receive 2.3366 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Pixelworks Common Stock (“Pixelworks Common Stock”), upon surrender of the certificate representing such share of Genesis Common Stock in the manner provided in Section 2.2. As of the Effective Time, all such shares of Genesis Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Genesis Common Stock shall cease to have any rights with respect thereto, except the right to receive Pixelworks Common Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Pixelworks Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d)    Adjustment to Exchange Ratio.  The Exchange Ratio shall be adjusted to reflect appropriately the effect of any reclassification, stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Pixelworks Common Stock or Genesis Common Stock), reorganization, recapitalization or other like change with respect to Pixelworks Common Stock or Genesis Common Stock occurring (or for which a record date is established) on or after the date hereof and prior to the Effective Time.

(e)    Unvested Stock.  If any shares of Genesis Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Genesis, then the shares of Pixelworks Common Stock issued in exchange for such shares of Genesis Common Stock will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Pixelworks Common Stock will accordingly be marked with appropriate legends. Genesis shall not take or permit any action, which would accelerate vesting of any unvested shares, or remove, modify or amend any such risk of forfeiture or other condition, except to the extent required by their terms as in effect on the date hereof. All outstanding rights and obligations of Genesis in effect immediately prior to the Effective Time pursuant to any applicable restricted stock purchase agreement or other agreement with Genesis, including without limitation any right to repurchase unvested shares of Genesis Common Stock or to exercise any other right with respect to shares of Genesis Common Stock that are restricted, shall be automatically assigned to Pixelworks in the Merger at the Effective Time and shall thereafter become rights and obligations of Pixelworks upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio. Genesis and Pixelworks each shall take all reasonable steps necessary to cause the foregoing provisions of this Section 2.1(e) to occur.

2.2     Exchange of Certificates.  The procedures for exchanging outstanding shares of Genesis Common Stock for Pixelworks Common Stock pursuant to the Merger are as follows:

(a)    Exchange Agent.  Pixelworks shall make available to Mellon Investor Services LLC or another bank or trust company designated by Pixelworks and reasonably acceptable to Genesis (the “Exchange Agent”), as needed, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) the shares of Pixelworks Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Genesis Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(c), and (iii) any dividends or distributions to which holders of certificates which immediately prior to the Effective Time represented outstanding shares of Genesis Common Stock (the “Certificates”) may be entitled pursuant to Section 2.2(d).

(b)    Exchange Procedures.  Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates whose shares were converted pursuant to Section 2.1 into the right to receive shares of Pixelworks Common Stock, cash in lieu of any fractional shares pursuant to Section 2.2(c) hereof, and any dividends or other distributions pursuant to Section 2.2(d) hereof (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Pixelworks may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for Pixelworks Common Stock (plus cash in lieu of fractional shares of Pixelworks Common Stock, if any, and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Pixelworks, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Pixelworks Common Stock issuable in respect thereof pursuant to the provisions of Section 2.1 (provided that in lieu of a certificate representing such shares of Pixelworks Common Stock, such shares may be issued in uncertificated book entry form unless a physical certificate is requested or is otherwise required by applicable law or regulation) plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Genesis Common Stock which is not registered in the transfer records of Genesis, a certificate representing the proper number of shares of Pixelworks Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence acceptable to Pixelworks or any agent designated by it that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Pixelworks Common Stock to be issued in consideration therefor plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d) as contemplated by this Section 2.2.

(c)    No Fractional Shares.  No fraction of a share of Pixelworks Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Pixelworks. Notwithstanding any other provision of this Agreement, each holder of shares of Genesis Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Pixelworks Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Genesis

Common Stock represented thereby) shall, upon surrender of such holder’s Certificates, receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Pixelworks Common Stock multiplied by the average of the last reported sales prices of shares of Pixelworks Common Stock at the end of regular trading hours on the Nasdaq National Market (“Nasdaq”) during the ten (10) consecutive trading days ending on the last trading day prior to the Effective Time.

(d)    Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Pixelworks Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, the Exchange Agent shall deliver to the record holder of the whole shares of Pixelworks Common Stock issued in exchange therefore, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Pixelworks Common Stock, without interest, and (ii) cash in lieu of any fractional shares of Pixelworks Common Stock pursuant to Section 2.2(c) above.

(e)    No Further Ownership Rights in Genesis Common Stock.  All shares of Pixelworks Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Section 2.2(c) or 2.2(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Genesis Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Genesis Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f)    No Liability.  To the extent permitted by applicable law, none of Pixelworks, Merger Sub, Genesis, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Genesis Common Stock or Pixelworks Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any shares of Pixelworks Common Stock, and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such shares of Pixelworks Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(g)    Withholding Rights.  Each of the Exchange Agent, Pixelworks and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Genesis Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of state, local or foreign Tax law or any other applicable legal requirement. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would have otherwise have been delivered.

(h)    Lost Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent may require the stockholder of such lost, stolen or destroyed Certificate, in exchange for such lost, stolen or destroyed Certificate, to make and deliver an affidavit of that fact and provide such other documentation and pay such fees, or post such bonds, as is the customary practice of the Exchange Agent prior to delivering the certificates representing the shares of Pixelworks Common Stock into which the shares of Genesis Common Stock represented by such lost, stolen or destroyed Certificate was converted pursuant to Section 2.1 and cash for fractional shares, if any, as may be required pursuant to Section 2.2(c)

and any dividends or distributions payable pursuant to Section 2.2(d); provided, however, that Pixelworks may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Pixelworks Common Stock and other distributions, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pixelworks, the Surviving Corporation, or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed; providedfurther, that in no event shall Pixelworks be required to pay any fee or post any bond referred to in this Section 2.2(h).

2.3     Genesis Stock Plans.

(a)    At the Effective Time, Pixelworks shall assume Genesis’s 1987 Stock Option Plan (the “1987 Plan”), 1997 Paradise Stock Option Plan (the “Paradise Plan”), 1997 Employee Stock Option Plan (the “1997 Employee Plan”), 1997 Non-Employee Stock Option Plan (the “Non-Employee Plan”), 2000 Non-Statutory Stock Option Plan (the “2000 NSO Plan”), 2001 Non-Statutory Stock Option Plan (the “2001 NSO Plan”) and 1997 Sage Second Amended and Restated Stock Option Plan (the “Sage Plan,” and together with the 1987 Plan, the Paradise Plan, the 1997 Employee Plan, the Non-Employee Plan, the 2000 NSO Plan and the 2001 NSO Plan, the “Genesis Stock Plans”), and each outstanding option to purchase Genesis Common Stock under any of the Genesis Stock Plans, whether vested or unvested and whether exercisable or unexercisable (each an “Genesis Stock Option”), shall be assumed by Pixelworks and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Genesis Stock Option immediately prior to the Effective Time, the same number of shares of Pixelworks Common Stock as the holder of such Genesis Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole share), at a price per share (rounded up to the nearest cent) equal to (y) the aggregate exercise price for the shares of Genesis Common Stock purchasable pursuant to such Genesis Stock Option immediately prior to the Effective Time divided by (z) the aggregate number of shares of Pixelworks Common Stock deemed purchasable pursuant to such Genesis Stock Option in accordance with the foregoing. Such Genesis Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3). It is the intention of the parties that the Genesis Stock Options assumed by Pixelworks qualify, to the maximum extent permissible, following the Effective Time, as incentive stock options (as defined in Section 422 of the Code), to the extent the Genesis Stock Options qualified as incentive stock options prior to the Effective Time.

(b)    As soon as practicable after the Effective Time, Pixelworks shall deliver to the participants in the Genesis Stock Plans an appropriate notice setting forth such participants’ rights with respect to the Genesis Stock Options, as provided in this Section 2.3.

(c)    Pixelworks shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Pixelworks Common Stock for delivery upon exercise of Genesis Stock Options assumed in accordance with this Section 2.3. Promptly after the Effective Time, Pixelworks shall file one or more registration statements on Form S-8 (or any successor form) with respect to the shares of Pixelworks Common Stock subject to such Genesis Stock Options (to the extent a Form S-8 is available for such options) and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(d)    The rights of participants in the Genesis 1997 Employee Stock Purchase Plan (the “Genesis ESPP”) with respect to any offering then underway under the Genesis ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Genesis ESPP. Outstanding rights to purchase shares of Genesis Common Stock shall be exercised in accordance with Section 19(c) of the Genesis ESPP, and each share of Genesis Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Pixelworks Common Stock in accordance with Section 2.1(c) hereof without issuance of certificates representing issued and outstanding shares of Genesis Common Stock to participants under the Genesis ESPP. As of the Effective Time, the Genesis ESPP shall be terminated. Prior to the Effective Time, Genesis shall (i) provide Pixelworks with evidence that the Genesis ESPP has been terminated pursuant to resolutions of Genesis’s board of directors; the form and substance of such resolutions shall be subject to prior review and approval of Pixelworks (the approval of which shall not be unreasonably withheld) and (ii) take such other reasonable actions (including, but not limited to, if appropriate, amending the Genesis ESPP) that are necessary to give effect to the transaction contemplated by this Section 2.3(d). In the event that the Effective Time occurs on or after August 1, 2003, Pixelworks shall take such actions as are necessary to provide to Genesis’s employees who become employees of Pixelworks (or a subsidiary of Pixelworks) the opportunity to enroll in a special offering period under the Pixelworks Employee Stock Purchase Plan (the “Special Offering Period”), which shall commence within ten (10) business days following the Effective Time; provided, that such employees satisfy the eligibility requirements of the Pixelworks Employee Stock Purchase Plan and that such participation will be subject to the other terms and conditions of such Plan; and provided, further, that, with respect to Genesis’s non-U.S. employees who become employees of Pixelworks (or a subsidiary of Pixelworks) shall also have the opportunity to participate in the Special Offering Period and subsequent offering periods that commence under the Pixelworks Employee Stock Purchase Plan so long as such participation is not prohibited under applicable law, rule or regulation and does not result in any material additional administrative cost to Pixelworks, based on Genesis’s historical costs and taking into account the size of Pixelworks after giving effect to the transactions contemplated by this Agreement. The Special Offering Period shall consist of four “Purchase Periods” (as defined under the Pixelworks Employee Stock Purchase Plan), the first Purchase Period shall start on the first day of the Special Offering Period and shall end on the last trading day immediately preceding the next February 1 or August 1, whichever first occurs, and the following three Purchase Periods shall each be six (6) months in duration coinciding with the usual Purchase Period cycles under the Pixelworks Employee Stock Purchase Plan (subject, in each case, to earlier termination as provided for in the Pixelworks Employee Stock Purchase Plan). In all other respects, participation in the Special Offering Period and the terms of the Special Offering Period shall be subject to the terms and conditions of the Pixelworks Employee Stock Purchase Plan. Pixelworks agrees to designate Genesis as a subsidiary eligible to participate in the Pixelworks Employee Stock Purchase Plan.

(e)    Genesis and Pixelworks shall take all requisite actions, including any required amendments to the Genesis Stock Plans, Genesis Stock Options or the Genesis ESPP so as to permit the transactions contemplated by this Section 2.3 without the consent of the affected award holder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GENESIS

Genesis hereby represents and warrants to Pixelworks and Merger Sub as follows:

3.1     Organization, Standing and Power; Subsidiaries.  Genesis is a corporation duly organized, validly existing and, except as set forth in Section 3.1 of the letter delivered by Genesis to Pixelworks on the date hereof (the “Genesis Disclosure Letter”), is in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had, and are not reasonably likely to have, an Genesis Material Adverse Effect. For purposes of this Agreement, the term “Genesis Material Adverse Effect” means any change, effect, occurrence or state of facts (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of a Material Adverse Effect, that is, or is reasonably expected to be, materially adverse to (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of Genesis and its Subsidiaries (as defined in Section 3.4), taken as a whole, or (ii) the ability of Genesis to perform the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute an Genesis Material Adverse Effect: any Effect resulting from (A) general economic conditions or conditions generally affecting any industry in which Genesis operates, except to the extent that Genesis is materially disproportionately affected thereby; (B) the outbreak or escalation of hostilities or terrorist activities, either in the United States or abroad; (C) the announcement or pendency of the Merger; (D) a change in the stock price or trading volume of Genesis (or any failure of Genesis to meet published revenue or earnings projections), in and of itself, provided, that this clause (D) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume or failure to meet published revenue or earnings projections; or (E) any litigation arising out of or related to any alleged breach of fiduciary duty related to this Agreement or the intellectual property litigation with Silicon Image, Inc. pending against Genesis as of the date of this Agreement.

3.2     Charter Documents.  Genesis has delivered or made available to Pixelworks complete and correct copies of its (i) Certificate of Incorporation and Bylaws as amended to date (together, the “Genesis Charter Documents”) and (ii) Subsidiaries’ Certificates of Incorporation, or equivalent organizational documents, and Bylaws, or equivalent organizational documents. Such Genesis Charter Documents and equivalent organizational documents of each of its Subsidiaries are in full force and effect. Genesis is not in violation of any of the provisions of the Genesis Charter Documents, and no Subsidiary of Genesis is in violation of its equivalent organizational documents.

3.3     Capitalization.

(a)    The authorized capital stock of Genesis consists of 100,000,000 shares of Genesis Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share (“Genesis Preferred Stock”), of which 100,000 shares have been designated as Series A Participating Preferred Stock. As of March 13, 2003: (i) 31,185,104 shares of Genesis Common Stock were issued and outstanding; (ii) 21,216 shares of Genesis Common Stock were held in the treasury of Genesis; (iii) an aggregate of 6,201,702 shares of Genesis Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Genesis Common Stock under the Genesis Stock Plans; (iv) an aggregate of 498,139 shares of Genesis Common Stock were available for future grant under the Genesis Stock Plans; (v) 288,429 shares of Genesis Common Stock were available for future issuance under Genesis’s ESPP; and (vi) no shares of Genesis Preferred Stock were issued or outstanding.

(b)    No shares of Genesis Common Stock held by an executive officer or director of Genesis constitute restricted stock or are otherwise subject to a repurchase or redemption right or right of first refusal in favor of Genesis.

(c)    Section 3.3(c) of the Genesis Disclosure Letter sets forth a complete and correct list, as of March 12, 2003, of all outstanding Genesis Stock Options, indicating with respect to each such Genesis Stock Option the name of the holder thereof, the Genesis Stock Plan under which it was granted, the number of shares of Genesis Common Stock subject to such Genesis Stock Option, the exercise price and the date of grant, vesting schedule and whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger and the date on which the Genesis Stock Option expires. Except as set forth on Section 3.3(c) of the Genesis Disclosure Letter, since March 12, 2003, Genesis has not granted any additional Genesis Stock Options or otherwise modified the terms of such Genesis Stock Options. Genesis has provided or made available to Pixelworks complete and correct copies of all Genesis Stock Plans and the forms of all stock option agreements evidencing Genesis Stock Options.

(d)    Other than as set forth in Sections 3.3(a)-(c) above, and except as set forth in Section 3.3(d) of the Genesis Disclosure Letter, there are no equity securities, partnership interests or other similar ownership interests of any class or series of capital stock of Genesis, or any securities convertible into or exercisable or exchangeable for such equity securities, partnership interests or other similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 3.3(d) of the Genesis Disclosure Letter, except for securities Genesis owns, directly or indirectly through any of its Subsidiaries, there are no equity securities, partnership interests or other similar ownership interests of any class or series of capital stock of any Subsidiary of Genesis, or any securities convertible into or exercisable or exchangeable for such equity securities, partnership interests or other similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 3.3(d) of the Genesis Disclosure Letter, there are no options, warrants, equity securities, partnership interests or other similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any kind or character to which Genesis or any of its Subsidiaries is a party or by which Genesis or any of its Subsidiaries is bound obligating Genesis or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Genesis or any of its Subsidiaries or obligating Genesis or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or other similar ownership interest, call, right, commitment or agreement, except as set forth in Section 3.3(d) of the Genesis Disclosure Letter.

(e)    Except as set forth in Sections 3.3(a)-(d) above, (x) there is no agreement, written or oral, between Genesis or any Affiliate of Genesis and any holder of the securities of Genesis relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or voting, of the capital stock of Genesis, and (y) there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Genesis is a party or by which it is bound with respect to any equity security of any class of Genesis. For purposes of this Agreement, the term “Affiliate” when used with respect to any party means any Person who is an affiliate of that party within the meaning of Rule 405 promulgated under the Securities Act.

(f)    All outstanding shares of Genesis Common Stock are, and all shares of Genesis Common Stock subject to issuance as specified in Section 3.3(c) above upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Genesis Charter Documents or any agreement to which Genesis is a party or is otherwise bound.

(g)    Stockholders of Genesis are not entitled to dissenters’ or appraisal rights under applicable state law in connection with the Merger.

(h)    No consent of the holders of Genesis Stock Options, in their capacity as such, is required in connection with the actions contemplated by Article II of this Agreement.

3.4     Subsidiaries.

(a)    Section 3.4(a) of the Genesis Disclosure Letter sets forth, for each Subsidiary of Genesis: (i) its name; (ii) the number (if such Subsidiary is not wholly-owned) and type of outstanding equity securities (as well as securities exchangeable or exercisable for and convertible into equity securities thereby) and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (x) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (y) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b)    Each Subsidiary of Genesis is a corporation, partnership, limited liability corporation, limited liability partnership or other business association or entity duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation, has all requisite corporate, partnership or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and, except as set forth in Section 3.4(b) of the Genesis Disclosure Letter, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and are not reasonably likely to have, an Genesis Material Adverse Effect. Except as set forth in Section 3.4(b) of the Genesis Disclosure Letter, all of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Genesis are duly authorized, validly issued, fully paid, and, if applicable, nonassessable and free of preemptive rights and all such shares and interests owned, of record and beneficially, by Genesis or another of its Subsidiaries are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in Genesis’s voting rights, charges or other encumbrances of any nature. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Genesis or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Genesis, except as set forth in Section 3.4(b) of the Genesis Disclosure Letter. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Genesis. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Genesis.

(c)    Except as set forth in Section 3.4(c) of the Genesis Disclosure Letter, Genesis does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity, which is not a Subsidiary of Genesis. Except as set forth in Section 3.4(c) of the Genesis Disclosure Letter, there are no obligations, contingent or otherwise, of Genesis or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of Genesis or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Genesis or any other entity, other than guarantees of bank obligations of Subsidiaries of Genesis entered into in the ordinary course of business consistent with past practice and the standard practices of other established businesses in the same industry (the “Ordinary Course of Business”).

3.5     Authority; No Conflict; Required Filings and Consents.

(a)    Genesis has all requisite corporate power and authority to execute and deliver this Agreement, and, subject only to the adoption of this Agreement (the “Genesis Voting Proposal”) by Genesis’s stockholders under Delaware Law (the “Genesis Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Genesis Board, at a meeting duly called and held, by the unanimous vote of all directors: (i) determined that the Merger is fair to and in the best interests of Genesis and its stockholders; (ii) approved this Agreement in accordance with the provisions of Delaware Law and the Genesis Charter Documents and the filing and recordation of the Certificate of Merger as required by Delaware Law; (iii) approved the other transactions contemplated by this Agreement; and (iv) directed that this Agreement be submitted to the stockholders of Genesis for their adoption and resolved to recommend that the stockholders of Genesis vote in favor of the adoption of this Agreement. The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement by Genesis have been duly and validly authorized by all necessary corporate action on the part of Genesis, subject (in the case of the Merger Agreement) only to the required receipt of the Genesis Stockholder Approval and the filing and recordation of the Certificate of Merger as required by Delaware Law. This Agreement has been duly and validly executed and delivered by Genesis and, when duly and validly executed and delivered by each of Pixelworks and Merger Sub, constitutes the valid and binding obligation of Genesis, enforceable against Genesis in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(b)    The execution and delivery of this Agreement by Genesis do not, and the performance by Genesis of the transactions contemplated by this Agreement shall not: (i) conflict with, or result in any violation or breach of, any provision of the Genesis Charter Documents or of the charter, Bylaws, or other organizational document of any Subsidiary of Genesis; (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgages, security interests, pledges, liens, charges or encumbrances of any nature (“Liens”) on Genesis’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation (each, a “Contract”) to which Genesis or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except with respect to those items set forth in Section 3.5(b) of the Genesis Disclosure Letter; or (iii) subject to obtaining the Genesis Stockholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 3.5(c), conflict with or violate any federal, state, local, municipal, foreign or other governmental permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation (each, a “Legal Requirement”) applicable to Genesis or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.5(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, are not reasonably likely to have an Genesis Material Adverse Effect. Section 3.5(b) of the Genesis Disclosure Letter lists all Contracts to which Genesis or any of its Subsidiaries is a party or otherwise bound under which consents, waivers and approvals are required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to Genesis, Pixelworks or the Surviving Corporation as a result of the Merger.

(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) is required by or with respect to Genesis or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Genesis or the performance by Genesis of the transactions contemplated by this Agreement, except for: (i) the pre-merger notification requirements (the “HSR Approval”) of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the “HSR Act”) and of the comparable laws of any foreign jurisdiction reasonably determined by the parties to apply; (ii) applicable requirements, if any, of the Securities Act or the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”); (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Genesis is qualified as a foreign corporation to transact business; (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby; (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws (“Blue Sky Laws”) and the comparable laws of any foreign country; (vi) the rules and regulations of Nasdaq; and (vii) such other consents, authorizations, orders, filings, approvals and registrations which, if not obtained or made, are not reasonably likely to have an Genesis Material Adverse Effect.

3.6     SEC Filings; Financial Statements; Information Provided.

(a)    Genesis has filed all registration statements, forms, reports and other documents required to be filed by Genesis with the SEC since December 31, 1999 and has made available to Pixelworks copies of all registration statements, forms, reports and other documents filed by Genesis with the SEC since such date, all of which are available on the SEC’s EDGAR system (“EDGAR”). All such required registration statements, forms, reports and other documents (including those that Genesis may file after the date hereof until the Closing), as amended, are referred to herein as the “Genesis SEC Reports.” Except as set forth in Section 3.6(a) of the Genesis Disclosure Letter, the Genesis SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Genesis SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Genesis SEC Reports or necessary in order to make the statements in such Genesis SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Genesis is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(b)    Each of the audited consolidated financial statements (including, in each case, any related notes and schedules) and unaudited interim financial statements contained or to be contained in Genesis SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of Genesis and its Subsidiaries as of the dates indicated and the consolidated results of Genesis and its Subsidiaries’ operations and cash flows for the periods indicated, consistent with the books and records of Genesis and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of Genesis as of December 31, 2002 is referred to herein as the “Genesis Balance Sheet.”

(c)    Genesis has previously furnished to Pixelworks a complete and correct copy of any amendments or modifications to any Genesis SEC Reports, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Genesis with the SEC pursuant to the Securities Act or the Exchange Act.

(d)    The information to be supplied by or on behalf of Genesis for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by Pixelworks pursuant to which shares of Pixelworks Common Stock issuable in connection with the Merger shall be registered under the Securities Act (the “Registration Statement”), or to be supplied by or on behalf of Genesis for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”), shall not at the time the Registration Statement or such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Genesis for inclusion in the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) to be sent to the stockholders of Genesis in connection with the meeting of Genesis’s stockholders to consider the Genesis Voting Proposal (the “Genesis Meeting”) and to stockholders of Pixelworks in connection with the Pixelworks Meeting (as defined in Section 4.6(d)), which shall be deemed to include all information about or relating to Genesis, the Genesis Voting Proposal and the Genesis Meeting, shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of Genesis and Pixelworks, or at the time of the Genesis Meeting, the Pixelworks Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Genesis Meeting or the Pixelworks Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to Genesis or any of its Affiliates should be discovered by Genesis or should occur which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Genesis shall promptly inform Pixelworks of such fact or event.

3.7     No Undisclosed Liabilities.    Except as disclosed in the Genesis SEC Reports filed prior to the date hereof, and except for normal and recurring liabilities incurred since the date of the Genesis Balance Sheet in the Ordinary Course of Business, Genesis and its Subsidiaries do not have any liabilities (absolute, accrued, contingent or otherwise) (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have an Genesis Material Adverse Effect.

3.8     Absence of Certain Changes or Events.  Except as disclosed in the Genesis SEC Reports filed prior to the date of this Agreement, and except as set forth in Section 3.8 of the Genesis Disclosure Letter, since the date of the Genesis Balance Sheet, Genesis and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been: (i) any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, an Genesis Material Adverse Effect; or (ii) any other action or event that would have required the consent of Pixelworks pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

3.9     Taxes.

(a)    For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)    Genesis and each of its Subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements, reports and all other filings (“Returns”) relating to Taxes required to be filed by Genesis and each of its Subsidiaries with any Tax authority. Such Returns are true and correct in all material respects and have been completed in accordance with applicable law, and Genesis and each of its Subsidiaries have paid or withheld and paid to the appropriate governmental body all Taxes shown to be due on such Returns.

(c)    Neither Genesis nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Genesis or any of its Subsidiaries, nor has Genesis or any of its Subsidiaries executed any unexpired waiver or extension of any statute of limitations on or extending the period for the assessment or collection of any Tax, nor has any such waiver or extension been requested from Genesis or any of its Subsidiaries other than an extension resulting from the filing of a Return after its due date in the Ordinary Course of Business.

(d)    Neither Genesis nor any of its Subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the Genesis Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since December 31, 2002 in connection with the operation of the business of Genesis and its Subsidiaries in the ordinary course.

(e)    Neither Genesis nor any of its Subsidiaries has, within the two (2) year period ending on the Effective Time, made a distribution to which Code Section 355 (or so much of Section 356 as relates to Section 355) applies.

(f)    The representations to be made by Genesis to Wilson Sonsini Goodrich & Rosati, Professional Corporation, and O’Melveny & Myers LLP in connection with the tax opinions to be rendered pursuant to Sections 7.2(c) and 7.3(c) of this Agreement, as set forth in the certificate attached as Appendix 7.2(c) to the Genesis Disclosure Schedule, are true and correct as of the date hereof. For the avoidance of doubt, such representations will be for the benefit of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and O’Melveny & Myers LLP (and not any other Person, whether or not a party to this Agreement).

3.10     Owned and Leased Real Properties.

(a)    Except as set forth in Section 3.10(a) of the Genesis Disclosure Letter, neither Genesis nor, to Genesis’s knowledge, any of its Subsidiaries owns or has ever owned any real property.

(b)    Section 3.10(b) of the Genesis Disclosure Letter sets forth a complete and correct list of all real property leased, subleased, licensed or occupied by Genesis or any of its Subsidiaries (collectively the “Genesis Leases”) and the location of the premises. Neither Genesis nor any of its Subsidiaries nor, to Genesis’s knowledge, any other party is in default under any of the Genesis Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, an Genesis Material Adverse Effect. Except as set forth in Section 3.10(b) of the Genesis Disclosure Letter, no property subject to an Genesis Lease is occupied by a third party other than Genesis, and no third party has a right to occupy such property other than Genesis. Genesis has provided or made available to Pixelworks complete and correct copies of all Genesis Leases.

3.11     Intellectual Property.

(a)    No Infringement.  Except as set forth in Section 3.11(a) of the Genesis Disclosure Letter, to the knowledge of Genesis, the products, services and operations of Genesis do not infringe or misappropriate the Intellectual Property (as defined below) of any third party where such infringement or misappropriation, individually or in the aggregate, would be reasonably expected to have an Genesis Material Adverse Effect. “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all mask works and any registrations and applications therefor throughout the world; (vi) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

(b)    No Impairment.  The Merger (including the assignment by operation of law of any contract to the Surviving Corporation), by reason of or pursuant to any Contract or other legal obligation to which Genesis or any Subsidiary of Genesis is a party or otherwise bound, will not result in: (i) except with respect to those items listed in Section 3.11(b)(i) of the Genesis Disclosure Letter, Pixelworks or any Subsidiary of Pixelworks (other than Genesis and its Subsidiaries, but only to the extent existing prior to this Agreement) being bound by any material non-compete or other material restriction on the operation of any business of Pixelworks or its Subsidiaries; (ii) Pixelworks or any Subsidiary of Pixelworks (other than Genesis and its Subsidiaries, but only to the extent existing prior to this Agreement) granting any rights or licenses to any material Intellectual Property of Pixelworks or any Subsidiary of Pixelworks to any third party (including a covenant not to sue with respect to any material Intellectual Property of Pixelworks or any Subsidiary of Pixelworks); or (iii) except with respect to those items listed in Section 3.11(b)(iii) of the Genesis Disclosure Letter, the termination or breach of any contract to which Genesis or any Subsidiary of Genesis is a party, which termination or breach would reasonably be expected to have a material adverse effect on any product or service offerings of Surviving Corporation, Genesis or Pixelworks or otherwise have a Pixelworks Material Adverse Effect or an Genesis Material Adverse Effect.

3.12     Agreements, Contracts and Commitments.

(a)    The following Contracts with respect to which Genesis or one of its Subsidiaries is a party or is bound are referred to herein as the “Genesis Contracts”:

(i)  any employment or consulting agreement, contract or commitment with any executive officer or member of Genesis’s Board of Directors, other than those that are terminable by Genesis or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Genesis;

(ii)  any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)  any agreement of indemnification or any guaranty other than, in either case, as entered into in the Ordinary Course of Business;

(iv)  any agreement, contract or commitment containing any covenant limiting in any respect the right of Genesis or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(v)  any agreement, contract or commitment currently in force relating to the disposition or acquisition by Genesis or any of its Subsidiaries after the date of this Agreement of assets in excess of $250,000 not in the Ordinary Course of Business or pursuant to which Genesis or any Genesis Subsidiary has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Genesis’s Subsidiaries;

(vi)  any dealer, distributor, joint marketing or development agreement currently in force under which Genesis or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Genesis or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Genesis or any of its Subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

(vii)  any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Genesis product or service or any material agreement, contract or commitment currently in force to sell or distribute any Genesis products or service, including any material agreement, contract or commitment related to Genesis’s Intellectual Property, except agreements with distributors or sales representative in the Ordinary Course of Business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Pixelworks;

(viii)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit other than accounts receivable and payable in the Ordinary Course of Business;

(ix)  any settlement agreement; provided that an Genesis Contract shall not include any settlement agreement entered into more than five (5) years before the date of this Agreement;

(x)  any other agreement, contract or commitment (i) in connection with or pursuant to which Genesis and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $250,000 during the current calendar year or during the next calendar year, (ii) the termination, expiration or loss of the counterparty’s performance of which could reasonably be expected to have a Material Adverse Effect on Genesis or (iii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC rules); or

(xi)  any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Genesis or any of its Subsidiaries.

Except as set forth in Section 3.12(a) of the Genesis Disclosure Letter, Genesis has furnished or made available (either directly or through Genesis SEC Reports filed prior to the date of this Agreement) to Pixelworks complete and correct copies of each Genesis Contract. Except as set forth in Section 3.12(a) of the Genesis Disclosure Letter, each Genesis Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or if the failure to be in full force and effect, individually or together with the other Genesis Contracts, would not reasonably be expected to be material to Genesis. Neither Genesis nor any of its Subsidiaries, nor to Genesis’s knowledge, any other party to an Genesis Contract is in material breach, violation or default under, and neither Genesis nor any of its Subsidiaries has received written notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Genesis Contract in such a manner as would permit any other party to cancel or terminate any such Genesis Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

(b)    Section 3.12(b) of the Genesis Disclosure Letter sets forth a complete and correct list of each contract or agreement to which Genesis or any of its Subsidiaries is a party or bound with any Affiliate of Genesis (other than with any Subsidiary). Complete and correct copies of all the agreements, contracts and arrangements set forth in Section 3.12(b) of the Genesis Disclosure Letter have heretofore been furnished or made available to Pixelworks. Except as disclosed in the Genesis SEC Reports filed prior to the date of this Agreement, or as set forth in Section 3.12(b) of the Genesis Disclosure Letter, neither Genesis nor any of its Subsidiaries has entered into any transaction with any Affiliate of Genesis or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

(c)    Except as set forth in Section 3.12(c) of the Genesis Disclosure Letter, there is no non-competition or other similar agreement, commitment, judgment, injunction or order to which Genesis or any of its Subsidiaries is a party or to which Genesis or any of its Subsidiaries is subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Genesis or any of its Subsidiaries or Pixelworks or any of its Subsidiaries as currently conducted and as proposed to be conducted in any material respect. Neither Genesis nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

3.13     Litigation.  Except as described in the Genesis SEC Reports filed prior to the date hereof, or as set forth in Section 3.13 of the Genesis Disclosure Letter, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Genesis, threatened against or affecting Genesis or any of its Subsidiaries which, individually or in the aggregate, has been, or is reasonably likely to be, material to Genesis. There are no material judgments, orders or decrees outstanding against Genesis or any of its Subsidiaries.

3.14     Environmental Matters.  Genesis and its Subsidiaries: (i) have obtained all material permits, licenses and other authorizations that are required under Environmental Laws (“Environmental Permits”); (ii) are in compliance in all material respects with all material terms and conditions of such required Environmental Permits and all such Environmental Permits are valid and in full force and effect; and (iii) have conducted all Hazardous Material Activities relating to their business in compliance in all material respects with all Environmental Laws, other than, as to each of (i), (ii), and (iii), such as would not have an Genesis Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Genesis, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Genesis or any of its Subsidiaries relating to its business, or any Genesis Business Facility. As of the date hereof, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject Genesis or any Subsidiary to material liability, to the knowledge of Genesis, no Hazardous Materials are present in, on or under any Genesis Business Facility currently owned, leased, operated or occupied by Genesis or any Subsidiary of Genesis or were present on any other Genesis Business Facility at the time it ceased to be owned, leased, operated or occupied by Genesis or any Subsidiary of Genesis. For the purposes of this Section 3.14, “GenesisBusiness Facility” means any property, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled, or leased by Genesis or any Subsidiary of Genesis in connection with the operation of its business. “Environmental Laws” means all federal, state, local and foreign laws and regulations which prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity or which relate to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety. “Hazardous Materials” means any material, chemical, or substance that is prohibited or regulated by any Governmental Entity to be toxic, radioactive, hazardous or otherwise a danger to health, reproduction or the environment, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws. “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

3.15     Employees.

(a)    Substantially all current and past employees of Genesis and its Subsidiaries have entered into a confidentiality and assignment of inventions agreement with Genesis, a copy or form of which has previously been delivered or made available to Pixelworks. To the knowledge of Genesis, no employee of Genesis or any Subsidiary of Genesis is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Genesis or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Genesis or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, the consequences of which, individually or in the aggregate, are reasonably likely to have an Genesis Material Adverse Effect. To the knowledge of Genesis, no key employee or group of employees has any plans to terminate employment with Genesis or its Subsidiaries.

(b)    Neither Genesis nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Genesis nor any of its Subsidiaries is the subject of any proceeding asserting that Genesis or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have an Genesis Material Adverse Effect, nor is there pending or, to the knowledge of Genesis, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Genesis or any of its Subsidiaries.

3.16     Employee Benefit Plans.

(a)    All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all “Employee Benefit Plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) covering any active or former employee, director or consultant of Genesis, any of its Subsidiaries, any Genesis ERISA Affiliate (as defined below)) or any trade or business (whether or not incorporated) (an “Genesis Employee”) which is a member of a controlled group or which is under common control with Genesis within the meaning of Section 414 of the Code (an “Genesis ERISA Affiliate”), or with respect to which Genesis has or may in the future have liability, are listed in Section 3.16(a) of the Genesis Disclosure Letter (the “Genesis Employee Plans”). Genesis has provided or made available to Pixelworks: (i) correct and complete copies of all documents embodying each Genesis Employee Plan and each material management, employment, change of control, severance and consulting agreement, contract or understanding between Genesis, any Subsidiary of Genesis or any Genesis ERISA Affiliate and any Genesis Employee (an “Genesis Employment Agreement”), including (without limitation) all amendments thereto, and all related trust documents, and all material written agreements and contracts relating to each Genesis Employee Plan and Genesis Employment Agreement; (ii) the two (2) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Genesis Employee Plan; (iii) the most recent summary plan descriptions together with the summary or summaries of material modifications thereto, if any, required under ERISA with respect to each Genesis Employee Plan; (iv) all United States Internal Revenue Service (“IRS”) or United States Department of Labor (“DOL”) determination, opinion, notification and advisory letters pertaining to any of the Genesis Employee Plans; (v) all material correspondence to or from the DOL or IRS pertaining to any of the Genesis Employee Plans, in each case which were received in the last three (3) years; (vi) all discrimination tests, if any, for each Genesis Employee Plan for the most recent three (3) plan years, (vii) the most recent annual actuarial valuations, if any, prepared for each Genesis Employee Plan, (viii) if the Genesis Employee Plan is funded, the most recent annual and periodic accounting of Genesis Employee Plan assets, (ix) all material written agreements and contracts currently in effect relating to each Genesis Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts, (x) all material communications to employees or former employees, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Genesis Employee Plan or proposed Genesis Employee Plan that were given within the last three (3) years, and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Genesis Employee Plan intended to qualify as a retirement plan.

(b)    Except as set forth in Section 3.16(b) of the Genesis Disclosure Letter, each Genesis Employee Plan has been maintained and administered in all material respects in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Genesis Employee Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Genesis Employee Plan activities) has been brought or is pending or, to the knowledge of Genesis, is threatened, against or with respect to any such Genesis Employee Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Genesis, threatened by the IRS or DOL with respect to any Genesis Employee Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Genesis Employee Plans have been timely made or accrued. Any Genesis Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation enacted before 2002. Except as set forth in Section 3.16(b) of the Genesis Disclosure Letter, Genesis does not have any plan or commitment to establish any new Genesis Employee Plan, to modify any Genesis Employee Plan (except to the extent required by law or to conform any such Genesis Employee Plan to the requirements of any applicable law (including any law governing the tax-favored status of any Genesis Employee Plan), in each case as previously disclosed to Pixelworks in writing, or as required by this Agreement), or to enter into any new Genesis Employee Plan. Each Genesis Employee Plan or Genesis Employment Agreement can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Pixelworks, Genesis or any of its ERISA Affiliates (other than ordinary administration expenses and expenses for benefits properly accrued but not yet paid).

(c)    Neither Genesis, any of its Subsidiaries, nor any Genesis ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code, and at no time has Genesis, any of its Subsidiaries or any Genesis ERISA Affiliate contributed to or been requested to contribute to any “Multiemployer Plan,” and neither Genesis, any of its Subsidiaries, nor any Genesis ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any Multiemployer Plan, or to any plan described in Section 413 of the Code. Neither Genesis, any of its Subsidiaries, nor any officer or director of Genesis or any of its Subsidiaries is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. No material “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Genesis Employee Plan.

(d)    Neither Genesis, any of its Subsidiaries, nor any Genesis ERISA Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). None of the Genesis Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Genesis nor any of its Subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any Genesis Employee or other person, except to the extent required by statute.

(e)    Except as set forth in Section 3.16(e) of the Genesis Disclosure Letter, neither the execution and delivery of this Agreement, nor the performance of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Genesis Employee Plan, Genesis Employment Agreement, trust, loan or other agreement that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Genesis Employee; (ii) materially increase any benefits otherwise payable under any Genesis Employee Plan or Genesis Employment Agreement; or (iii) result in any payment or benefit which will or may be made by Genesis or any of its Subsidiaries with respect to any Genesis Employee which will or may be characterized as an “Excess Parachute Payment,” within the meaning of Section 280G(b)(2) of the Code.

(f)    Genesis International Employee Plan.  Each Genesis International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any all statutory or regulatory laws that are applicable to such Genesis International Employee Plan. No Genesis International Employee Plan has material unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Genesis, any Subsidiary of Genesis, Pixelworks or any Subsidiary of Pixelworks (as of the Effective Time), from terminating or amending any Genesis International Employee Plan at any time for any reason without material liability to Genesis, any of its Subsidiaries, Pixelworks or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits). For purposes of this Agreement, “Genesis International Employee Plan” shall mean each Genesis Plan or Genesis Employment Agreement that has been adopted or maintained by Genesis or any of its Subsidiaries, whether formally or informally or with respect to which Genesis or any of its Subsidiaries will or may have any liability for the benefit of any Genesis Employee or any employee of its Subsidiaries who perform services outside the United States.

3.17     Compliance With Laws.  Neither Genesis nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Legal Requirement applicable to Genesis or any of its Subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Genesis or any of its Subsidiaries is a party or by which Genesis or any of its Subsidiaries or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not have or be reasonably expected to have an Genesis Material Adverse Effect. Except as set forth in Section 3.17 of the Genesis Disclosure Letter, to the knowledge of Genesis, no investigation or review by any governmental or regulatory body or authority is pending or threatened against Genesis or its Subsidiaries, nor has any governmental or regulatory body or authority indicated in writing to Genesis or any of its Subsidiaries an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Genesis or any of its Subsidiaries, any acquisition of material property by Genesis or any of its Subsidiaries or the conduct of business by Genesis or any of its Subsidiaries.

3.18     Permits.  Genesis and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of Genesis and its Subsidiaries taken as a whole (collectively, the “Genesis Permits”). Genesis and its Subsidiaries are in compliance in all material respects with the terms of the Genesis Permits, except where such failure to comply would not have or be reasonably expected to have an Genesis Material Adverse Effect.

3.19     Absence of Liens and Encumbrances.  Except as set forth in Section 3.19 of the Genesis Disclosure Letter, Genesis and each of its Subsidiaries has good and valid title to, or, in the case of leased properties, including the Genesis Leases, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected on the Genesis Balance Sheet and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Genesis.

3.20     Insurance.  Each of Genesis and its Subsidiaries maintains insurance policies (the “Genesis Insurance Policies”) with reputable insurance carriers against all risks of a character as are usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each Genesis Insurance Policy is in full force and effect.

3.21     No Existing Discussions.  As of the date of this Agreement, neither Genesis nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.1(e)).

3.22     Opinion of Financial Advisor.  The financial advisor of Genesis, Dresdner Kleinwort Wasserstein, has delivered to Genesis an opinion dated the date of this Agreement to the effect, as of such date, that the Exchange Ratio is fair to the holders of Genesis Common Stock from a financial point of view.

3.23     State Takeover Statutes.  The Board of Directors of Genesis has approved this Agreement and the Pixelworks Voting Agreements and the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, and the other transactions contemplated hereby and thereby, the restrictions contained in Section 203 of the Delaware Law to the extent, if any, such restrictions would otherwise be applicable to the Merger, this Agreement and the Pixelworks Voting Agreements and the other transactions contemplated by this Agreement and the Pixelworks Voting Agreements. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Pixelworks Voting Agreements or the transactions contemplated hereby and thereby.

3.24     Brokers.  No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Genesis or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Dresdner Kleinwort Wasserstein, whose fees and expenses shall be paid by Genesis. Genesis has delivered to Pixelworks a complete and correct copy of all agreements pursuant to which Dresdner Kleinwort Wasserstein is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.25     Genesis Rights Agreement.  The Board of Directors of Genesis has amended (in the form provided to Pixelworks) the Preferred Stock Rights Agreement, dated as of June 27, 2002, between Genesis and Mellon Investor Services, L.L.C. (the “Genesis Rights Agreement”) so that, none of Pixelworks, Merger Sub or any of their respective affiliates shall become an “Acquiring Person,” and no “Distribution Date” or “Triggering Event” (as such terms are defined in the Genesis Rights Agreement) will occur, as a result of the approval, execution or delivery of this Agreement or the Genesis Voting Agreements or the consummation of the transactions contemplated hereby and thereby. The Genesis Rights Agreement and the outstanding rights thereunder (the “Genesis Rights”) shall terminate and be of no further force or effect as of immediately prior to the Effective Time, without any consideration being payable with respect to the outstanding Genesis Rights thereunder.

3.26     Vote Required.  The affirmative vote by the holders of a majority of the outstanding shares of Genesis Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Genesis’s capital stock necessary to approve this Agreement and the transactions contemplated hereby. There are no bonds, debentures, notes or other indebtedness of Genesis having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Genesis may vote.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PIXELWORKS AND MERGER SUB

Pixelworks and Merger Sub hereby represent and warrant to Genesis as follows:

4.1     Organization, Standing and Power; Subsidiaries.  Pixelworks is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had, and are not reasonably likely to have a Pixelworks Material Adverse Effect. For purposes of this Agreement, the term “Pixelworks Material Adverse Effect” means any Effect, individually or when taken together with all other Effects that have occurred prior to the date of determination of a Material Adverse Effect, that is, or is reasonably expected to be, materially adverse to (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of Pixelworks and its Subsidiaries, taken as a whole, or (ii) the ability of Pixelworks to perform the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Pixelworks Material Adverse Effect: any Effect resulting from (A) general economic conditions or conditions generally affecting any industry in which Pixelworks operates, except to the extent that Pixelworks is materially disproportionately affected thereby; (B) the outbreak or escalation of hostilities or terrorist activities either in the United States or abroad; (C) the announcement or pendency of the Merger; (D) a change in the stock price or trading volume of Pixelworks (or any failure of Pixelworks to meet published revenue or earnings projections), in and of itself, provided, that this clause (D) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume or failure to meet published revenue or earnings projections; (E) any litigation arising out of or related to any alleged breach of fiduciary duty related to this Agreement; or (F) any termination of projects under development with the third party set forth on Section 4.1.1(F) of the letter delivered by Pixelworks and Merger Sub to Genesis on the date of this Agreement (the “Pixelworks Disclosure Letter”), or any end of life notice from the wafer suppliers to Pixelworks set forth on Section 4.1.2(F) of the Pixelworks Disclosure Letter.

4.2     Charter Documents.  Pixelworks has delivered or made available to Genesis complete and correct copies of its (i) Articles of Incorporation and Bylaws as amended to date (the “Pixelworks Charter Documents”) and (ii) Subsidiaries’ Articles of Incorporation, or equivalent organizational documents, and Bylaws, or equivalent organizational documents. Such Pixelworks Charter Documents and equivalent organizational documents of each of its Subsidiaries are in full force and effect. Pixelworks is not in violation of any of the provisions of the Pixelworks Charter Documents, and no Subsidiary of Pixelworks is in violation of its equivalent organizational documents.

4.3     Capitalization.

(a)    Except as set forth in Section 4.3(a) of the Pixelworks Disclosure Letter, the authorized capital stock of Pixelworks consists of 250,000,000 shares of Pixelworks Common Stock and 50,000,000 shares of preferred stock, $0.001 par value per share (“Pixelworks Preferred Stock”), of which one (1) share has been designated as a Special Voting Share Series Preferred Stock. As of March 10, 2003: (i) 45,204,330 shares of Pixelworks Common Stock were issued and outstanding; (ii) no shares of Pixelworks Common Stock were held in the treasury of Pixelworks; (iii) an aggregate of 6,246,585 shares of Pixelworks Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Pixelworks Common Stock under the stock option plans or other stock or equity-related plans of Pixelworks (the “Pixelworks Stock Plans”); (iv) an aggregate of 2,995,201 shares of Pixelworks Common Stock were available for future grant under the Pixelworks Stock Plans; (v) 1,173,276 shares of Pixelworks Common Stock were available for future issuance under Pixelworks’s 2000 Employee Stock Purchase Plan; and (vi) one (1) share of Pixelworks Preferred Stock was issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.001 per share, all of which, as of the date hereof, are issued and outstanding and held by Pixelworks.

(b)    Section 4.3(b) of the Pixelworks Disclosure Letter lists all issued and outstanding shares of Pixelworks Common Stock held by an executive officer or director of Pixelworks that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of Pixelworks, indicating the name of the applicable stockholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, and whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger.

(c)    Section 4.3(c) of the Pixelworks Disclosure Letter sets forth a complete and correct list, as of March 14, 2003, of all outstanding options to purchase shares of Pixelworks Common Stock (“Pixelworks Stock Options”), indicating with respect to each such Pixelworks Stock Option the name of the holder thereof, the Pixelworks Stock Plan under which it was granted, the number of shares of Pixelworks Common Stock subject to such Pixelworks Stock Option, the exercise price and the date of grant, vesting schedule and whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger and the date on which the Pixelworks Stock Option expires. Since March 14, 2003, Pixelworks has not granted any additional Pixelworks Stock Options or otherwise modified the terms of such Pixelworks Stock Options. Pixelworks has provided or made available to Genesis complete and correct copies of all Pixelworks Stock Plans and the forms of all option agreements evidencing Pixelworks Stock Options.

(d)    Other than as set forth in Sections 4.3(a)–(c) above or as disclosed in Section 4.3(d) of the Pixelworks Disclosure Letter, there are no equity securities, partnership interests or other similar ownership interests of any class or series of capital stock of Pixelworks, or any securities convertible into or exercisable or exchangeable for such equity securities, partnership interests or other similar ownership interests issued, reserved for issuance or outstanding. Except for securities Pixelworks owns, directly or indirectly through any of its Subsidiaries, there are no equity securities, partnership interests or other similar ownership interests of any class or series of capital stock of any Subsidiary of Pixelworks, or any securities convertible into or exercisable or exchangeable for such equity securities, partnership interests or other similar ownership interests issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, partnership interests or other similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any kind or character to which Pixelworks or any of its Subsidiaries is a party or by which Pixelworks or any of its Subsidiaries is bound obligating Pixelworks or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Pixelworks or any of its Subsidiaries or obligating Pixelworks or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or other similar ownership interest, call, right, commitment or agreement.

(e)    Except as set forth in Section 4.3(e) of the Pixelworks Disclosure Letter, (x) there is no agreement, written or oral, between Pixelworks or any Affiliate of Pixelworks and any holder of the securities of Pixelworks relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act (including any rights to include securities in the Registration Statement), or voting, of the capital stock of Pixelworks, and (y) there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Pixelworks is a party or by which it is bound with respect to any equity security of any class of Pixelworks.

(f)    All outstanding shares of Pixelworks Common Stock are, and all shares of Pixelworks Common Stock subject to issuance as specified in Section 4.3(c) above upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Oregon law, the Pixelworks Charter Documents or any agreement to which Pixelworks is a party or is otherwise bound. The shares of Pixelworks Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement will not be subject to any restrictions on resale under the Securities Act, other than those restrictions imposed by Rule 145 promulgated under the Securities Act.

(g)    Stockholders of Pixelworks are not entitled to dissenters’ or appraisal rights under applicable state law in connection with the Merger.

(h)    No consent of the holders of Pixelworks Stock Options, in their capacity as such, is required in connection with the actions contemplated by Article II of this Agreement.

4.4     Subsidiaries.

(a)    Section 4.4(a) of the Pixelworks Disclosure Letter sets forth, for each Subsidiary of Pixelworks: (i) its name; (ii) the number (if such Subsidiary is not wholly-owned) and type of outstanding equity securities (as well as securities exchangeable or exercisable for and convertible into equity securities thereby) and a list of the holders thereof; and (iii) the jurisdiction of organization.

(b)    Each Subsidiary of Pixelworks is a corporation, partnership, limited liability corporation, limited liability partnership or other business association or entity duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation, has all requisite corporate, partnership or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Pixelworks Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Pixelworks are duly authorized, validly issued, fully paid, and if applicable, nonassessable and free of preemptive rights and all such shares and interests that are owned, of record and beneficially, by Pixelworks or another of its Subsidiaries are so owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in Pixelworks’s voting rights, charges or other encumbrances of any nature. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Pixelworks or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Pixelworks. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Pixelworks. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Pixelworks.

(c)    Except as set forth in Section 4.4(c) of the Pixelworks Disclosure Letter, Pixelworks does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity, which is not a Subsidiary of Pixelworks. There are no obligations, contingent or otherwise, of Pixelworks or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of Pixelworks or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Pixelworks or any other entity, other than guarantees of bank obligations of Subsidiaries of Pixelworks entered into in the Ordinary Course of Business.

4.5     Authority; No Conflict; Required Filings and Consents.

(a)    Each of Pixelworks and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject only to the approval of the issuance of shares of Pixelworks Common

Stock in the Merger (the “Pixelworks Voting Proposal”) by Pixelworks’s stockholders under the rules of The Nasdaq Stock Market, Inc. (the “Pixelworks Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Pixelworks Board, at a meeting duly called and held, by the unanimous vote of all directors: (i) determined that the Merger is fair to and in the best interests of Pixelworks and its stockholders; (ii) directed that the Pixelworks Voting Proposal be submitted to the stockholders of Pixelworks for their approval and resolved to recommend that the stockholders of Pixelworks vote in favor of the approval of the Pixelworks Voting Proposal; (iii) approved the other transactions contemplated by this Agreement; and (iv) approved and adopted the Organizational Structure (as defined in Section 6.16) to be effective immediately after the Effective Time. The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement by Pixelworks and Merger Sub have been duly and validly authorized by all necessary corporate action on the part of each of Pixelworks and Merger Sub, subject (in the case of the Merger Agreement) only to the required receipt of the Pixelworks Stockholder Approval, the adoption of the Merger Agreement by Pixelworks as the sole stockholder of Merger Sub and the filing and recordation of the Certificate of Merger as required by Delaware Law. This Agreement has been duly and validly executed and delivered by Pixelworks and Merger Sub and, when duly and validly executed and delivered by Genesis, constitutes the valid and binding obligation of each of Pixelworks and Merger Sub, enforceable against Pixelworks and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)    The execution and delivery of this Agreement by each of Pixelworks and Merger Sub do not, and the performance by Pixelworks and Merger Sub of the transactions contemplated by this Agreement shall not: (i) conflict with, or result in any violation or breach of, any provision of (A) the Pixelworks Charter Documents prior to the Closing, (B) the Pixelworks Amended Articles (as defined in Section 6.20 of this Agreement) and the Pixelworks Amended Bylaws (as defined in Section 6.20 of this Agreement) subsequent to the Closing, (C) the Certificate of Incorporation or Bylaws of Merger Sub or (D) of the charter, Bylaws or other organizational document of any other Subsidiary of Pixelworks; (ii) except as set forth in Section 4.5(b) of the Pixelworks Disclosure Letter, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Liens on Pixelworks’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any Contract to which Pixelworks or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (iii) subject to obtaining the Pixelworks Stockholder Approval and compliance with the requirements specified in clauses (i) through (vii) of Section 4.5(c), conflict with or violate any Legal Requirement applicable to Pixelworks or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.5(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, or losses which, individually or in the aggregate, are not reasonably likely to have a Pixelworks Material Adverse Effect. Section 4.5(b) of the Pixelworks Disclosure Letter lists all Contracts to which Pixelworks or any of its Subsidiaries is a party or otherwise bound under which consents, waivers and approvals are required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to Pixelworks, Genesis or the Surviving Corporation as a result of the Merger.

(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity required by or with respect to Pixelworks or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the performance by Pixelworks or Merger Sub of the transactions contemplated by this Agreement, except for: (i) HSR Approval of the HSR Act and of the comparable laws of any foreign jurisdiction reasonably determined by the parties to apply; (ii) applicable requirements, if any, of the Securities Act or the Exchange Act; (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Pixelworks is qualified as a foreign corporation to transact business; (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby; (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Blue Sky Laws and the comparable laws of any foreign country; (vi) the rules and regulations of The Nasdaq Stock Market, Inc., including the filing of a Notification Form: Listing of Additional Shares with The Nasdaq Stock Market, Inc. for the shares of Pixelworks Common Stock to be issued in the transactions contemplated by this Agreement; and (vii) such other consents, authorizations, orders, filings, approvals and registrations which, if not obtained or made, are not reasonably likely to have a Pixelworks Material Adverse Effect.

4.6     SEC Filings; Financial Statements; Information Provided.

(a)    Pixelworks has filed all registration statements, forms, reports and other documents required to be filed by Pixelworks with the SEC since May 18, 2000 and has made available to Genesis copies of all registration statements, forms, reports and other documents filed by Pixelworks with the SEC since such date, all of which are available on EDGAR. All such required registration statements, forms, reports and other documents (including those that Pixelworks may file after the date hereof until the Closing), as amended, are referred to herein as the “Pixelworks SEC Reports.” The Pixelworks SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Pixelworks SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Pixelworks SEC Reports or necessary in order to make the statements in such Pixelworks SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Pixelworks is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(b)    Except as set forth in Section 4.6(b) of the Pixelworks Disclosure Letter, each of the audited consolidated financial statements (including, in each case, any related notes and schedules) and unaudited interim financial statements contained or to be contained in Pixelworks SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of Pixelworks and its Subsidiaries as of the dates indicated and the consolidated results of Pixelworks and its Subsidiaries’ operations and cash flows for the periods indicated, consistent with the books and records of Pixelworks and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of Pixelworks as of December 31, 2002 is referred to herein as “Pixelworks Balance Sheet.”

(c)    Pixelworks has previously furnished to Genesis a complete and correct copy of any amendments or modifications to any Pixelworks SEC Reports, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Pixelworks with the SEC pursuant to the Securities Act or the Exchange Act.

(d)    The information to be supplied by or on behalf of Pixelworks for inclusion or incorporation by reference in the Registration Statement or to be supplied by or on behalf of Pixelworks for inclusion in any Regulation M-A Filing, shall not at the time the Registration Statement or such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Pixelworks for inclusion in the Joint Proxy Statement/Prospectus to be sent to the stockholders of Pixelworks to consider the Pixelworks Voting Proposal (the “Pixelworks Meeting”) in connection with the Pixelworks Meeting and to stockholders of Genesis in connection with the Genesis Meeting, which shall be deemed to include all information about or relating to Pixelworks, the Pixelworks Voting Proposal and the Pixelworks Meeting contained in the Joint Proxy Statement/Prospectus, shall not, on the dates the Joint Proxy Statement/Prospectus is first mailed to stockholders of Pixelworks and Genesis, or at the time of the Pixelworks Meeting, the Genesis Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Pixelworks Meeting or the Genesis Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to Pixelworks or any of its Affiliates should be discovered by Pixelworks or should occur which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Pixelworks shall promptly inform Genesis of such fact or event.

4.7    No Undisclosed Liabilities.  Except as disclosed in the Pixelworks SEC Reports filed prior to the date hereof, and except for normal and recurring liabilities incurred since the date of the Pixelworks Balance Sheet in the Ordinary Course of Business, Pixelworks and its Subsidiaries do not have any liabilities (absolute, accrued, contingent or otherwise) (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a Pixelworks Material Adverse Effect.

4.8    Absence of Certain Changes or Events.  Except as disclosed in the Pixelworks SEC Reports filed prior to the date of this Agreement, since the date of the Pixelworks Balance Sheet, Pixelworks and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been: (i) any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a Pixelworks Material Adverse Effect; or (ii) any other action or event that would have required the consent of Genesis pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

4.9    Taxes.

(a)    Pixelworks and each of its Subsidiaries have timely filed all material Returns relating to Taxes required to be filed by Pixelworks and each of its Subsidiaries with any Tax authority. Such Returns are true and correct in all material respects and have been completed in accordance with applicable law, and Pixelworks and each of its Subsidiaries have paid or withheld and paid to the appropriate governmental body all Taxes shown to be due on such Returns.

(b)    Neither Pixelworks nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Pixelworks or any of its Subsidiaries, nor has Pixelworks or any of its Subsidiaries executed any unexpired waiver or extension of any statute of limitations on or extending the period for the assessment or collection of any Tax, nor has any such waiver or extension been requested from Pixelworks or any of its Subsidiaries other than an extension resulting from the filing of a Return after its due date in the Ordinary Course of Business.

(c)    Neither Pixelworks nor any of its Subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the Pixelworks Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since December 31, 2002 in connection with the operation of the business of Pixelworks and its Subsidiaries in the ordinary course.

(d)    Neither Pixelworks nor any of its Subsidiaries has, within the two (2) year period ending on the Effective Time, made a distribution to which Code Section 355 (or so much of Section 356 as relates to Section 355) applies.

(e)    The representations to be made by Pixelworks to Wilson Sonsini Goodrich & Rosati, Professional Corporation, and O’Melveny & Myers LLP in connection with the tax opinions to be rendered pursuant to Sections 7.2(c) and 7.3(c) of this Agreement, as set forth in the certificate attached as Appendix 7.2(c) to the Pixelworks Disclosure Schedule, are true and correct as of the date hereof. For the avoidance of doubt, such representations will be for the benefit of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and O’Melveny & Myers LLP (and not any other Person, whether or not a party to this Agreement).

4.10    Owned and Leased Real Properties.

(a)    Neither Pixelworks nor, to Pixelworks’s knowledge, any of its Subsidiaries owns or has ever owned any real property.

(b)    Section 4.10(b) of the Pixelworks Disclosure Letter sets forth a complete and correct list of all real property leased, subleased, licensed or occupied by Pixelworks or any of its Subsidiaries (collectively, the “Pixelworks Leases”) and the location of the premises. Neither Pixelworks, nor any of its Subsidiaries nor, to Pixelworks’s knowledge, any other party is in default under any of the Pixelworks Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have a Pixelworks Material Adverse Effect. Except as set forth in Section 4.10 of the Pixelworks Disclosure Letter, no property subject to a Pixelworks Lease is occupied by a third party other than Pixelworks and no third party has a right to occupy such property other than Pixelworks. Pixelworks has provided or made available to Genesis complete and correct copies of all Pixelworks Leases.

4.11    Intellectual Property.

(a)    No Infringement.  To the knowledge of Pixelworks, the products, services and operations of Pixelworks do not infringe or misappropriate the Intellectual Property of any third party where such infringement or misappropriation, individually or in the aggregate, would be reasonably expected to have a Pixelworks Material Adverse Effect.

(b)    No Impairment.  The Merger, by reason of or pursuant to any Contract or other legal obligation to which Pixelworks or any Subsidiary of Pixelworks is a party or otherwise bound, will not result in: (i) Pixelworks or any Subsidiary of Pixelworks (other than Genesis and its Subsidiaries, but only to the extent existing prior to this Agreement) being bound by any material non-compete or other material restriction on the operation of any business of Pixelworks or its Subsidiaries; (ii) Pixelworks or any Subsidiary of Pixelworks (other than Genesis and its Subsidiaries, but only to the extent existing prior to this Agreement) granting any rights or licenses to any material Intellectual Property of Genesis or any Subsidiary of Genesis (including a covenant not to sue with respect to any material Intellectual Property of Genesis or any Subsidiary of Genesis); or (iii) the termination or breach of any contract to which Pixelworks or any Subsidiary of Pixelworks is a party, which termination or breach would reasonably be expected to have a material adverse effect on any product or service offerings of Pixelworks or otherwise have a Pixelworks Material Adverse Effect or an Genesis Material Adverse Effect.

4.12    Agreements, Contracts and Commitments.

(a)    The following Contracts with respect to which Pixelworks or one of its Subsidiaries is a party or is bound are referred to herein as the “Pixelworks Contracts”:

(i)  any employment or consulting agreement, contract or commitment with any executive officer or member of Pixelworks’s Board of Directors, other than those that are terminable by Pixelworks or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Pixelworks;

(ii)  any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)  any agreement of indemnification or any guaranty other than, in either case, as entered into in the Ordinary Course of Business;

(iv)  any agreement, contract or commitment containing any covenant limiting in any respect the right of Pixelworks or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(v)  any agreement, contract or commitment currently in force relating to the disposition or acquisition by Pixelworks or any of its Subsidiaries after the date of this Agreement of assets in excess of $250,000 not in the Ordinary Course of Business or pursuant to which Pixelworks or any Pixelworks Subsidiary has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Pixelworks’s Subsidiaries;

(vi)  any dealer, distributor, joint marketing or development agreement currently in force under which Pixelworks or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Pixelworks or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Pixelworks or any of its Subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

(vii)  any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Pixelworks product or service or any material agreement, contract or commitment currently in force to sell or distribute any Pixelworks products or service, including any material agreement, contract or commitment related to Pixelworks’s Intellectual Property, except agreements with distributors or sales representative in the Ordinary Course of Business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Genesis;

(viii)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit other than accounts receivable and payable in the Ordinary Course of Business;

(ix)  any settlement agreement; provided that a Pixelworks Contract shall not include any settlement agreement entered into more than five (5) years before the date of this Agreement;

(x)  any other agreement, contract or commitment (i) in connection with or pursuant to which Pixelworks and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $250,000 during the current calendar year or during the next calendar year, (ii) the termination, expiration or loss of the counterparty’s performance of which could reasonably be expected to have a Material Adverse Effect on Pixelworks or (iii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC rules); or

(xi)  any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Pixelworks or any of its Subsidiaries.

Pixelworks has furnished or made available (either directly or through Pixelworks SEC Reports filed prior to the date of this Agreement) to Genesis complete and correct copies of each Pixelworks Contract. Each Pixelworks Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or if the failure to be in full force and effect, individually or together with the other Pixelworks Contracts, would not reasonably be expected to be material to Pixelworks. Neither Pixelworks nor any of its Subsidiaries,

nor to Pixelworks’s knowledge, any other party to a Pixelworks Contract is in material breach, violation or default under, and neither Pixelworks nor any of its Subsidiaries has received written notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Pixelworks Contract in such a manner as would permit any other party to cancel or terminate any such Pixelworks Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

(b)    Section 4.12(b) of the Pixelworks Disclosure Letter sets forth a complete and correct list of each contract or agreement to which Pixelworks or any of its Subsidiaries is a party or bound with any Affiliate of Pixelworks (other than with any Subsidiary). Complete and correct copies of all the agreements, contracts and arrangements set forth in Section 4.12(b) of the Pixelworks Disclosure Letter have heretofore been furnished or made available to Genesis. Except as disclosed in the Pixelworks SEC Reports filed prior to the date of this Agreement, neither Pixelworks nor any of its Subsidiaries has entered into any transaction with any Affiliate of Pixelworks or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

(c)    There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which Pixelworks or any of its Subsidiaries is a party or to which Pixelworks or any of its Subsidiaries is subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Pixelworks or any of its Subsidiaries or Genesis or any of its Subsidiaries as currently conducted and as proposed to be conducted in any material respect. Neither Pixelworks nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

4.13    Litigation.  Except as described in the Pixelworks SEC Reports filed prior to the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Pixelworks, threatened against or affecting Pixelworks or any of its Subsidiaries which, individually or in the aggregate, has been, or is reasonably likely to be, material to Pixelworks. There are no material judgments, orders or decrees outstanding against Pixelworks or any of its Subsidiaries.

4.14    Environmental Matters.  Pixelworks and its Subsidiaries: (i) have obtained all Environmental Permits; (ii) are in compliance in all material respects with all material terms and conditions of such required Environmental Permits and all such Environmental Permits are valid and in full force and effect; and (iii) have conducted all Hazardous Material Activities relating to their business in compliance in all material respects with all Environmental Laws, other than, as to each of (i), (ii), and (iii), such as would not have a Pixelworks Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Pixelworks, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Pixelworks or any Subsidiary relating to its business, or any Pixelworks Business Facility. As of the date hereof, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject Pixelworks or any Subsidiary to material liability, to the knowledge of Pixelworks, no Hazardous Materials are present in, on or under any Pixelworks Business Facility currently owned, leased, operated or occupied by Pixelworks or any Subsidiary of Pixelworks or were present on any other Pixelworks Business Facility at the time it ceased to be owned, leased, operated or occupied by Pixelworks or any Subsidiary of Pixelworks. For the purpose of this Section 4.14, “Pixelworks Business Facility” means any property, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled, or leased by Pixelworks or any Subsidiary of Pixelworks in connection with the operation of its business.

4.15    Employees.

(a)    Substantially all current and past employees of Pixelworks and its Subsidiaries have entered into a confidentiality and assignment of inventions agreement with Pixelworks, a copy or form of which has previously been delivered or made available to Genesis. To the knowledge of Pixelworks, no employee of Pixelworks or any Subsidiary of Pixelworks is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Pixelworks or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Pixelworks or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, the consequences of which, individually or in the aggregate, are reasonably likely to have a Pixelworks Material Adverse Effect. To the knowledge of Pixelworks, no key employee or group of employees has any plans to terminate employment with Pixelworks or its Subsidiaries.

(b)    Neither Pixelworks nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Pixelworks nor any of its Subsidiaries is the subject of any proceeding asserting that Pixelworks or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Pixelworks Material Adverse Effect, nor is there pending or, to the knowledge of Pixelworks, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Pixelworks or any of its Subsidiaries.

4.16    Employee Benefit Plans.

(a)    All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation all “Employee Benefit Plans” within the meaning of Section 3(3) of ERISA covering any active, former employee, director or consultant of Pixelworks, any of its Subsidiaries, any Pixelworks ERISA Affiliate (as defined below) or any trade or business (whether or not incorporated) (a “Pixelworks Employee”) which is a member of a controlled group or which is under common control with Pixelworks within the meaning of Section 414 of the Code (a “Pixelworks ERISA Affiliate”), or with respect to which Pixelworks has or may in the future have liability, are listed in Section 4.16(a) of the Pixelworks Disclosure Letter (the “Pixelworks Employee Plans”). Pixelworks has provided or made available to Genesis: (i) correct and complete copies of all documents embodying each Pixelworks Employee Plan and each material management, employment, change of control, severance and consulting agreement, contract or understanding between Pixelworks, any Subsidiary of Pixelworks or any Pixelworks ERISA Affiliate and any Pixelworks Employee (a “Pixelworks Employment Agreement”), including (without limitation) all amendments thereto, and all related trust documents, and all material written agreements and contracts relating to each Pixelworks Employee Plan and Pixelworks Employment Agreement; (ii) the two (2) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Pixelworks Employee Plan; (iii) the most recent summary plan descriptions together with the summary or summaries of material modifications thereto, if any, required under ERISA with respect to each Pixelworks Employee Plan; (iv) all IRS or DOL determination, opinion, notification andadvisory letters pertaining to any of the Pixelworks Employee Plans; (v) all material correspondence to or from the DOL or IRS pertaining to any of the Pixelworks Employee Plans, in each case which was received in the last three (3) years; (vi) all discrimination tests, if any, for each Pixelworks Employee Plan for the most recent three (3) plan years; (vii) the most recent annual actuarial valuations, if any, prepared for each Pixelworks Employee Plan; (viii) if the Pixelworks Employee Plan is funded, the most recent annual and periodic accounting of Pixelworks Employee Plan assets; (ix) all material written agreements and contracts currently in effect relating to each Pixelworks Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (x) all material communications to employees or former employees, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Pixelworks Employee Plan or proposed Pixelworks Employee Plan that were given within the last three (3)

years; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Pixelworks Employee Plan intended to qualify as a retirement plan.

(b)    Each Pixelworks Employee Plan has been maintained and administered in all material respects in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Pixelworks Employee Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Pixelworks Employee Plan activities) has been brought or is pending, or to the knowledge of Pixelworks, is threatened, against or with respect to any such Pixelworks Employee Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Pixelworks, threatened by the IRS or DOL with respect to any Pixelworks Employee Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Pixelworks Employee Plans have been timely made or accrued. Any Pixelworks Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation enacted before 2002. Pixelworks does not have any plan or commitment to establish any new Pixelworks Employee Plan, to modify any Pixelworks Employee Plan (except to the extent required by law or to conform any such Pixelworks Employee Plan to the requirements of any applicable law (including any law governing the tax-favored status of any Pixelworks Employee Plan) in each case as previously disclosed to Pixelworks in writing, or as required by this Agreement), or to enter into any new Pixelworks Employee Plan. Each Pixelworks Employee Plan or Pixelworks Employment Agreement can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Genesis, Pixelworks or any of its ERISA Affiliates (other than ordinary administration expenses and expenses for benefits properly accrued but not yet paid).

(c)    Neither Pixelworks, any of its Subsidiaries, nor any Pixelworks ERISA Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Pixelworks, any of its Subsidiaries or any Pixelworks ERISA Affiliate contributed to or been requested to contribute to any Multiemployer Plan, and neither Pixelworks, any of its Subsidiaries, nor any Pixelworks ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any Multiemployer Plan, or to any plan described in Section 413 of the Code. Neither Pixelworks, any of its Subsidiaries, nor any officer or director of Pixelworks or any of its Subsidiaries is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. No material Prohibited Transaction and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Pixelworks Employee Plan.

(d)    Neither Pixelworks, any of its Subsidiaries, nor any Pixelworks ERISA Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of COBRA. None of the Pixelworks Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Pixelworks nor any of its Subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any Pixelworks Employee, or other person, except to the extent required by statute.

(e)    Neither the execution and delivery of this Agreement, nor the performance of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Pixelworks Employee Plan, Pixelworks Employment Agreement, trust, loan or other agreement that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Pixelworks Employee; (ii) materially increase any benefits otherwise payable under any Pixelworks Employee Plan or Pixelworks Employment Agreement, except as set forth under Section 4.16(e) of the Pixelworks Disclosure Letter; or (iii) result in any payment or benefit which will or may be made by Pixelworks or any Subsidiaries with respect to any Pixelworks Employee which will or may be characterized as an Excess Parachute Payment within the meaning of Section 280G(b)(2) of the Code.

(f)    Pixelworks International Employee Plan. Each Pixelworks International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Pixelworks International Employee Plan. No Pixelworks International Employee Plan has material unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Pixelworks or any Subsidiary of Pixelworks from terminating or amending any “Pixelworks International Employee Plan” at any time for any reason without material liability to Pixelworks or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits). For purposes of this Agreement, Pixelworks International Employee Plan shall mean each Pixelworks Plan or Pixelworks Employment Agreement that has been adopted or maintained by Pixelworks or any of its Subsidiaries, whether formally or informally or with respect to which Pixelworks or any of its Subsidiaries will or may have any liability for the benefit of any Pixelworks Employee or any employee of its Subsidiaries who perform services outside the United States.

4.17    Compliance With Laws.  Neither Pixelworks nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Legal Requirement applicable to Pixelworks or any of its Subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Pixelworks or any of its Subsidiaries is a party or by which Pixelworks or any of its Subsidiaries or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not have or be reasonably expected to have a Pixelworks Material Adverse Effect. To the knowledge of Pixelworks, no investigation or review by any governmental or regulatory body or authority is pending or threatened against Pixelworks or its Subsidiaries, nor has any governmental or regulatory body or authority indicated in writing to Pixelworks or any of its Subsidiaries an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Pixelworks or any of its Subsidiaries, any acquisition of material property by Pixelworks or any of its Subsidiaries or the conduct of business by Pixelworks or any of its Subsidiaries.

4.18    Permits.  Pixelworks and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of Pixelworks and its Subsidiaries taken as a whole (collectively, the “Pixelworks Permits”). Pixelworks and its Subsidiaries are in compliance in all material respects with the terms of the Pixelworks Permits, except where such failure to comply would not have or be reasonably expected to have a Pixelworks Material Adverse Effect.

4.19    Absence of Liens and Encumbrances.  Pixelworks and each of its Subsidiaries has good and valid title to, or, in the case of leased properties, including the Pixelworks Leases, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected on the Pixelworks Balance Sheet and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Pixelworks.

4.20    Insurance.  Each of Pixelworks and its Subsidiaries maintains insurance policies (the “Pixelworks Insurance Policies”) with reputable insurance carriers against all risks of a character as are usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each Pixelworks Insurance Policy is in full force and effect.

4.21    No Existing Discussions.  As of the date of this Agreement, neither Pixelworks nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

4.22    Opinion of Financial Advisor.  The financial advisor of Pixelworks, Salomon Smith Barney, has delivered to Pixelworks an opinion dated the date of this Agreement to the effect, as of such date, that the Exchange Ratio is fair to Pixelworks from a financial point of view.

4.23    State Takeover Statutes.  The Board of Directors of Pixelworks has approved this Agreement and the Genesis Voting Agreements and the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, and the other transactions contemplated hereby and thereby, the restrictions contained in Section 60.835 of the Oregon Business Corporation Act to the extent, if any, such restrictions would otherwise be applicable to the Merger, this Agreement and the Genesis Voting Agreements and the other transactions contemplated by this Agreement and the Genesis Voting Agreements. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Genesis Voting Agreements or the transactions contemplated hereby and thereby.

4.24    Brokers.  No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Pixelworks or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Salomon Smith Barney, whose fees and expenses shall be paid by Pixelworks. Pixelworks has delivered to Genesis a complete and correct copy of all agreements pursuant to which Salomon Smith Barney is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

4.25    Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.26    Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Pixelworks Common Stock present or represented by proxy and voting at the Pixelworks Meeting at which a quorum is present is the only vote of the holders of any class or series of Pixelworks’s capital stock necessary to approve this Agreement and the transactions contemplated hereby. There are no bonds, debentures, notes or other indebtedness of Pixelworks having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Pixelworks may vote.

ARTICLE V

CONDUCT OF BUSINESS

5.1    Covenants.

(a)    During the period from the date of this Agreement and continuing until the earlier of termination of this Agreement or the Effective Time, each of Genesis and Pixelworks and their respective Subsidiaries shall, except (i) as set forth in Section 5.1 of the Genesis Disclosure Letter or the Pixelworks Disclosure Letter, as applicable, (ii) in connection with specific actions that a party is explicitly required or permitted to take pursuant to this Agreement, or (iii) to the extent that the other party shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), carry on its business in all material respects, in the Ordinary Course of Business and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (x) preserve intact its present business organization, (y) keep available the services of its present officers and employees and (z) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

(b)    During the period from the date of this Agreement and continuing until the earlier of termination of this Agreement or the Effective Time, except (i) as set forth in Section 5.1 of the Genesis Disclosure Letter or the Pixelworks Disclosure Letter, as applicable, (ii) in connection with specific actions that a party is explicitly required to take pursuant to this Agreement, or (iii) to the extent that the other party shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), neither Genesis nor Pixelworks shall do any of the following nor shall either permit its Subsidiaries to do any of the following:

(i)  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary to its parent), (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (except, in the case of this clause (C), for the acquisition of shares of common stock from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services);

(ii)  issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than (A) the issuance of shares of common stock upon the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms, (B) the grant of options to purchase common stock, which grants shall not exceed 1,600,000 shares in the aggregate with respect to Genesis (including the shares described in Section 5.1(iv)(B)), and 1,500,000 shares in the aggregate with respect to Pixelworks (including the shares described in Section 5.1(iv)(B)), and shall have an exercise price equal to the fair market value of the respective common stock on the date of grant and shall otherwise be upon Genesis’s or Pixelworks’s customary terms, respectively, and (C) the grant of options and the issuance of common stock under such party’s employee stock purchase plan as currently in effect);

(iii)  amend (A) its Certificate of Incorporation, Articles of Incorporation, Bylaws or other comparable charter or organizational documents (or similar governing instruments of any of its direct or indirect wholly owned subsidiaries), except as expressly provided by this Agreement or (B) with respect to Pixelworks, amend or modify the charters of any committee of the Pixelworks Board, or otherwise adopt or modify any resolutions relating to the authority delegated by the Pixelworks Board to any such committee;

(iv)  acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to Genesis and its Subsidiaries, or Pixelworks and its Subsidiaries, as the case may be, taken as a whole;

(v)  except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets;

(vi)  whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Genesis and its Subsidiaries, or Pixelworks and its Subsidiaries, as the case may be, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

(vii)  (A) with respect to Genesis, redeem the Genesis Rights or amend, waive any rights under or otherwise modify or terminate the Genesis Rights Plan in connection with an Acquisition Proposal or render the Genesis Rights Plan inapplicable to any Acquisition Proposal, unless, and only to the extent that, it is required to do so by a court of competent jurisdiction, and (B) with respect to Pixelworks, adopt or implement any stockholder rights plan;

(viii)  except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to (A) any merger, consolidation, liquidation or business combination, (B) any acquisition or disposition of all or substantially all of Genesis or its Subsidiaries’ or Pixelworks and its Subsidiaries’ assets or securities, or (C) any other Acquisition Proposal (as defined in Section 6.1(e));

(ix)  (A) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, (B) issue, sell or amend any of its debt securities or warrants or other rights to acquire any of its debt securities, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (C) make any loans, advances (other than routine advances to employees in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than any of its direct or indirect wholly owned Subsidiaries;

(x)  make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $5,000,000 in the aggregate, other than as set forth in such party’s budget for capital expenditures previously made available;

(xi)  make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, or revalue any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;

(xii)  except in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which it or any of its direct or indirect wholly owned subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any of its or any Subsidiary’s accounts receivable);

(xiii)  (A) except in the Ordinary Course of Business, enter into any material contract or agreement or (B) license any material intellectual property rights to or from any third party;

(xiv)  except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) (1) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan, employee stock purchase or employee stock option plan, for the benefit or welfare of any current or former director or officer, (A) (2) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan, employee stock purchase or employee stock option plan, for the benefit or welfare of any employee or consultant or any collective bargaining agreement except in the Ordinary Course of Business, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of employees in the Ordinary Course of Business and option grants to officers not to exceed 400,000 shares in the aggregate with respect to Genesis, and 300,000 shares in the aggregate with respect to Pixelworks), (C) accelerate, amend, modify or waive the payment, right to payment, vesting or period of exercisability or other material terms of any compensation or benefits, including any outstanding options, warrants or restricted stock awards, (D) reprice or exchange options or warrants granted under any employee, consultant or director stock plans or otherwise; or authorize cash payments in exchange for any options, warrants or restricted stock granted under any of such plans or otherwise, (E) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (F) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, or (G) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(xv)  make or rescind any material Tax election, settle or compromise any material Tax liability or amend any material Tax return;

(xvi)  initiate, compromise or settle any material litigation or arbitration proceeding;

(xvii)  fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(xviii)  fail to pay accounts payable and other obligations in the Ordinary Course of Business;

(xix)  make any payments outside of the Ordinary Course of Business in excess of $2,500,000 in the aggregate;

(xx)  whether or not in the Ordinary Course of Business, amend, modify or change, in any way, the Organizational Structure (as defined in Section 6.16); or

(xxi)  authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2    Confidentiality.  The parties acknowledge that Pixelworks and Genesis have previously executed a Confidentiality Agreement dated as of January 27, 2003 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    No Solicitation.

(a)    No Solicitation or Negotiation.  Except as set forth in this Section 6.1, Genesis and Pixelworks shall not, nor shall either of them authorize or permit any of their respective Subsidiaries or any of their or their Subsidiaries’ respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i)  solicit, initiate, induce, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined in Section 6.1(e)), including amending or granting any waiver or release under any standstill or similar agreement with respect to any Genesis Common Stock or Pixelworks Common Stock, respectively; or

(ii)  enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, prior to (1) in the case of Genesis, the adoption of this Agreement at the Genesis Meeting or, (2) in the case of Pixelworks, the approval of the issuance of the Pixelworks Common Stock in the Merger at the Pixelworks Meeting (in each case, the “Specified Time”), Genesis or Pixelworks may, so long as there has been no breach of this Section 6.1(a), in response to an Acquisition Proposal received by it and otherwise in compliance with its obligations under Section 6.1(b): (x) request clarifications from, or furnish information to (but not enter into discussions with), any Person which makes an unsolicited, bona fide written Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement containing customary terms and conditions no less restrictive than those in the Confidentiality Agreement with the party receiving the Acquisition Proposal; (B) such action is taken solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal (as defined in Section 6.1(e)), and (C) the Genesis Board or the Pixelworks Board, as the case may be, reasonably determines in good faith, after consultation with outside legal counsel and independent nationally recognized financial advisors, that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law; or (y) participate in discussions with, request clarifications from, or furnish information to, any Person which makes such unsolicited, bona fide written Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement containing customary terms and conditions no less restrictive than those in the Confidentiality Agreement with the party receiving the Acquisition Proposal, (B) the Genesis Board or the Pixelworks Board, as the case may be, reasonably determines in good faith, after consultation with outside legal counsel and independent nationally recognized financial advisors, that such Acquisition Proposal is a Superior Proposal, and (C) the Genesis Board or the Pixelworks Board, as the case may be, reasonably determines in good faith, after consultation with outside legal counsel, that it is necessary to take such actions to comply with its fiduciary duties under applicable law.

Without limiting the foregoing, Genesis and Pixelworks agree that any violation of the restrictions set forth in this Section 6.1 by any Representative of Genesis or Pixelworks, as the case may be, or their respective Affiliates (other than any such Person who is an Affiliate or employee of Genesis or Pixelworks, as the case may be), whether or not such Person is purporting to act on behalf of Genesis or Pixelworks, as the case may be, or their respective Affiliates, shall constitute a breach by Genesis or Pixelworks, as the case may be, of this Section 6.1. Genesis and Pixelworks shall enforce, to the fullest extent permitted under applicable law, the provisions of any standstill, confidentiality or similar agreement entered into by it or any of its Subsidiaries or their respective Affiliates or Representatives, including, without limitation, where necessary, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

(b)    Notices; Additional Negotiations.  Each party shall immediately advise the other party orally, with written confirmation to follow promptly (and in any event within two (2) business days), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. Neither party shall provide any information to or participate in discussions or negotiations with the person or entity making any Acquisition Proposal until two (2) business days after such party has first notified the other party of such Acquisition Proposal as required by the preceding sentence. The party receiving an Acquisition Proposal shall (i) keep the other party fully informed, on a current basis, of the status and details (including any change, whether written or oral, to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to the other party as soon as practicable after receipt, or contemporaneously with delivery thereof, copies of all correspondence and other written material sent or provided to the party receiving an Acquisition Proposal from any third party in connection with any Acquisition Proposal or sent or provided by such party to any third party in connection with any Acquisition Proposal, and (iii) if the other party shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal.

(c)    Certain Permitted Disclosure.  Nothing contained in this Section 6.1 or in Section 6.5 shall be deemed to prohibit either party or its respective Board of Directors from taking and disclosing to its securityholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, neither party shall effect a change in recommendation unless specifically permitted pursuant to the terms of Section 6.5(d).

(d)    Cessation of Ongoing Discussions.  Each party shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(e)    Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means, with respect to any party, any offer or proposal (other than an offer or proposal by Pixelworks) relating to any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase by any person or “Group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of Genesis, Pixelworks or any of their Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or Group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of Genesis, Pixelworks or any of their Subsidiaries or any merger, consolidation, business combination or similar transaction involving Genesis or Pixelworks pursuant to which the securityholders of such party immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving or resulting entity of such transaction, (B) any sale, lease (other than in the Ordinary Course of Business), exchange, transfer, license (other than in the Ordinary Course of Business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Genesis or Pixelworks, or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Genesis or Pixelworks.

“Superior Proposal,” with respect to any party, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of such party or a majority of the total outstanding voting securities of such party and as a result of which the stockholders of such party immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of such party has in good faith concluded (after consultation with outside legal counsel and independent nationally recognized financial advisors), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to such party’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated and is not conditioned on any financing.

6.2    Joint Proxy Statement/Prospectus; Registration Statement.

(a)    As promptly as practical after the execution of this Agreement, Pixelworks and Genesis shall jointly prepare the Registration Statement, which shall include the Joint Proxy Statement/Prospectus, and Pixelworks shall file the Registration Statement with the SEC. Each of Pixelworks and Genesis shall respond to any comments of the SEC and shall use its respective commercially reasonable efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and Pixelworks and Genesis shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective securityholders at the earliest practicable time after both the Joint Proxy Statement/Prospectus is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. Each of Pixelworks and Genesis shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of Pixelworks and Genesis shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), Pixelworks or Genesis, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other Governmental Entity or government officials, and/or mailing to securityholders of Pixelworks and Genesis, such amendment or supplement.

(b)    Pixelworks and Genesis shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable Blue Sky Laws, the applicable laws of any other jurisdiction and the rules and regulations thereunder.

6.3    Nasdaq Quotations.  Prior to the Effective Time, Pixelworks and Genesis each agree to continue the quotation of the Pixelworks Common Stock and Genesis Common Stock, respectively, on Nasdaq.

6.4    Access to Information.  Subject to the terms of the Confidentiality Agreement and all other applicable legal restrictions, each of Pixelworks and Genesis shall (and shall cause each of its Subsidiaries to) afford to the other party’s counsel, accountants and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Pixelworks and Genesis shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party: (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or the securities laws of any other applicable jurisdiction; and (ii) all other information concerning its business, properties, assets and personnel as the other party may reasonably request; provided, however, that any party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity requires such party or its Subsidiaries to restrict or prohibit the other party’s access to such information or properties. Each of Pixelworks and Genesis will hold any such information, which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation or notification pursuant to this Section 6.4 or 6.13 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

6.5    Stockholders Meetings.

(a)    Genesis, acting through the Genesis Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and Bylaws and the rules of The Nasdaq Stock Market, Inc. to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Genesis Meeting for the purpose of considering and voting upon the Genesis Voting Proposal. Except as set forth in Section 6.5(d), to the fullest extent permitted by applicable law, (i) the Genesis Board shall recommend approval of the Genesis Voting Proposal by the stockholders of Genesis and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Genesis Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Pixelworks, the recommendation of the Genesis Board that Genesis’s stockholders vote in favor of the Genesis Voting Proposal. Genesis shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Genesis Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the Genesis stockholders required by Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, after consultation with Pixelworks, Genesis may adjourn or postpone the Genesis Meeting to the extent necessary (i) to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Genesis’s stockholders, (ii) to enable Genesis to solicit additional votes in favor of the Genesis Voting Proposal such that the required vote of the Genesis stockholders is received, or (iii) if as of the time for which the Genesis Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Genesis Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Genesis Meeting.

(b)    Pixelworks, acting through the Pixelworks Board, shall take all actions in accordance with applicable law, its Articles of Incorporation and Bylaws and the rules of The Nasdaq Stock Market, Inc. to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Pixelworks Meeting for the purpose of considering and voting upon the Pixelworks Voting Proposal. Except as set forth in Section 6.5(d), to the fullest extent permitted by applicable law, (i) the Pixelworks Board shall recommend approval of the Pixelworks Voting Proposal by the stockholders of Pixelworks and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Pixelworks Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Genesis, the recommendation of the Pixelworks Board that Pixelworks’s stockholders vote in favor of the Pixelworks Voting Proposal. Pixelworks shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Pixelworks Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of Pixelworks required by the rules of The Nasdaq Stock Market, Inc. to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, after consultation with Genesis, Pixelworks may adjourn or postpone the Pixelworks Meeting to the extent necessary (i) to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Pixelworks’s stockholders, (ii) to enable Pixelworks to solicit additional votes in favor of the Pixelworks Voting Proposal such that the required vote of the Pixelworks stockholders is received or, (iii) if as of the time for which the Pixelworks Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Pixelworks Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Pixelworks Meeting.

(c)    Genesis and Pixelworks shall call, give notice of, convene and hold the Genesis Meeting and the Pixelworks Meeting, respectively, in accordance with this Section 6.5 for the purpose of voting upon the Genesis Voting Proposal and the Pixelworks Voting Proposal, respectively, and shall submit the Genesis

Voting Proposal and the Pixelworks Voting Proposal, respectively, to their respective stockholders for the purpose of acting upon such proposal whether or not (i) the Genesis Board or the Pixelworks Board, as the case may be, at any time subsequent to the date hereof determines in the manner permitted by Section 6.5(d) that this Agreement is no longer advisable or recommends that the stockholders of Genesis or Pixelworks, as the case may be, reject it, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to Genesis or Pixelworks, as the case may be.

(d)    Notwithstanding this Section 6.5, the Pixelworks Board or the Genesis Board, as applicable (the “Withdrawing Party,” and the other party being the “Non-Withdrawing Party”) may, in response to a Superior Proposal that did not result from a breach by the Withdrawing Party, as the case may be, of Section 6.1, withdraw or modify its recommendation with respect to the Pixelworks Voting Proposal or the Genesis Voting Proposal, as the case may be, or recommend or declare advisable any Superior Proposal (such withdrawal or modification, a “Change of Recommendation”), to the extent required by its fiduciary obligations, as determined in good faith by the Board of Directors of the Withdrawing Party, after consultation with outside legal counsel and independent nationally recognized financial advisors, but only at a time that is prior to the Specified Time and is after the fifth (5th) business day following receipt by the Non-Withdrawing Party of written notice advising it that the Withdrawing Party desires to make a Change of Recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided, that, in the event a Withdrawing Party delivers such Change of Recommendation notice and the Non-Withdrawing Party proposes to the Withdrawing Party modifications to the terms of the Merger or this Agreement (the “Modified Terms”) during the three (3) business day period following receipt by the Non-Withdrawing Party of the Change of Recommendation notice, the Withdrawing Party shall not be entitled to effect a Change of Recommendation unless the Board of Directors of the Withdrawing Party reasonably determines in good faith, after consideration of the Modified Terms and after consultation with outside legal counsel and independent nationally recognized financial advisors, that it is necessary to effect a Change of Recommendation in order to comply with its fiduciary duties under applicable law. Nothing in this Section 6.5(d) shall be deemed to affect any obligation of Pixelworks or Genesis under this Agreement or limit Pixelworks’s or Genesis’s obligation to call, give notice of, convene and hold the Pixelworks Meeting or the Genesis Meeting, respectively, regardless of whether the Pixelworks Board or the Genesis Board, as the case may be, has withdrawn or modified its recommendation. In the event of a withdrawal or modification of its recommendation with respect to the Genesis Voting Proposal or the Pixelworks Voting Proposal, as the case may be, the Withdrawing Party shall use its reasonable best efforts, if so requested by the Non-Withdrawing Party, to promptly furnish or cause to be furnished (in such formats, including electronic formats, as the Non-Withdrawing Party or its agents, advisors or attorneys may reasonably request) to the Non-Withdrawing Party and its agents, advisors and attorneys, at the expense of the Non-Withdrawing Party, the most current, accurate and complete stockholder lists of the Withdrawing Party, including non-objecting beneficial owner lists, as may be requested by the Non-Withdrawing Party or its agents, advisors or attorneys from time to time so the Non-Withdrawing Party can solicit proxies from the Withdrawing Party’s stockholders. Nothing in this Section 6.5 shall prohibit the Board of Directors of Genesis or Pixelworks from complying with its duty of candor under Delaware law or Oregon law, if any.

6.6    Further Assurances.

(a)    Subject to the terms hereof, including Section 6.6(b), Genesis and Pixelworks shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective this Agreement and the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Genesis or Pixelworks or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and the comparable laws of other jurisdictions reasonably determined to apply, including any related governmental request thereunder, and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Genesis and Pixelworks shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Genesis and Pixelworks shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Pixelworks and Genesis agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b)    As soon as may be reasonably practicable, Pixelworks and Genesis each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United Stated Department of Justice (the “DOJ”) Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as reasonably agreed by the parties to apply. Pixelworks and Genesis each shall promptly (i) supply the other with any information which may be required in order to effectuate such filings and (ii) thereafter use its reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and (iii) thereafter use its reasonable efforts to take, or cause to be taken, all other actions consistent with Section 6.6 of this Agreement necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each of Pixelworks and Genesis will keep the other informed of any material communication, and provide to the other copies of all correspondence, between it (or its advisors) and the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction relating to this Agreement or any of the matters described in this Section 6.6(b); and each of Pixelworks and Genesis shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephonic calls, meeting or conference with the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and, to the extent permitted, give the other party the opportunity to attend and participate in such telephonic calls, meetings and conferences.

(c)    As soon as practicable following the date hereof, Genesis and Pixelworks will each use all reasonable efforts to obtain any material consents, waivers and approvals under any of the Genesis Contracts or the Pixelworks Contracts, as the case may be, required to be obtained in connection with the consummation of the transactions contemplated hereby.

6.7    Public Disclosure.  Except as may be required by law or stock market regulations, Pixelworks and Genesis shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on any press release or public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

6.8    Section 368(a) Reorganization and Certain Conditions.  None of Pixelworks, Merger Sub or Genesis shall, and they shall not permit any of their respective Subsidiaries to, take any action that would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or the conditions set forth in Sections 7.2(c) and 7.3(c) hereof to fail to be satisfied. The parties hereto hereby adopt this Agreement as a plan of reorganization.

6.9    Affiliate Legends.  Section 6.9 of the Genesis Disclosure Letter sets forth a list of those Persons who are, in Genesis’s reasonable judgment, “affiliates” of Genesis within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). Genesis shall notify Pixelworks in writing of any change in the identity of its Rule 145 Affiliates prior to the Closing, and shall use reasonable best efforts to cause any Person who currently is or becomes a Rule 145 Affiliate following the date of this Agreement to enter into an Affiliate Agreement prior to the Closing. Pixelworks shall be entitled to place appropriate legends on the certificates Common Stock evidencing any Pixelworks Common Stock to be received by Rule 145 Affiliates of Genesis in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Pixelworks Common Stock (provided that such legends or stop transfer instructions shall be removed, one year after the Effective Time, upon the request of any holder of certificates representing Pixelworks Common Stock issued in the Merger if such holder is not then a Rule 145 Affiliate of Pixelworks).

6.10    Nasdaq National Market Listing.  Pixelworks shall, if required by the Rules of the Nasdaq Stock Market, Inc., submit to the Nasdaq Stock Market, Inc., a Notification Form: Listing of Additional Shares with respect to the shares of Pixelworks Common Stock issuable pursuant to the transactions contemplated by this Agreement.

6.11    Stockholder Litigation.  Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, each party shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the other party’s prior written consent, which will not be unreasonably withheld or delayed.

6.12    Indemnification.

(a)    From and after the Effective Time, Pixelworks will, and will cause the Surviving Corporation to, maintain in effect in all respects the current obligations of Genesis pursuant to any indemnification agreements between Genesis and its directors and officers in effect immediately prior to the Effective Time and any indemnification provisions under the Genesis Certificate of Incorporation and Bylaws as in effect on the date hereof (the “Indemnified Parties”). The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Genesis Certificate of Incorporation and Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

(b)    For a period of six (6) years after the Effective Time, Pixelworks will cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by Genesis’s directors’ and officers’ liability insurance policy on terms comparable, if available, to those applicable to the current directors and officers of Genesis; provided, however, that after that date which is two (2) years after the Effective Time, in no event will Pixelworks or the Surviving Corporation be required to expend an annual premium for such coverage in excess of one hundred and seventy five percent (175%) of the greater of (x) the annual premium paid by Genesis for the year immediately prior to the Effective Time, (y) the annual premium paid by Pixelworks for the first year following the Effective Time or (z) the annual premium paid by Pixelworks for the second year following the Effective Time; provided, further, that, if the annual premiums for such insurance exceed such amount, Pixelworks shall be obligated to obtain a policy with the greatest coverage available not exceeding such amount.

(c)    If Pixelworks, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, proper provisions shall be made so that the successors and assigns of Pixelworks or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.12.

(d)    This Section 6.12 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on Pixelworks and the Surviving Corporation and their successors and assigns.

6.13    Notification of Certain Matters.  Pixelworks shall give prompt notice to Genesis, and Genesis shall give prompt notice to Pixelworks, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) (A) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (B) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (ii) any material failure of Pixelworks and Merger Sub or Genesis, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.13 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.14    Board of Directors of Pixelworks.  The Pixelworks Board will take all actions necessary to cause the Pixelworks Board, immediately after the Effective Time, to consist of nine (9) persons, four (4) of whom shall have served on the Pixelworks Board immediately prior to the Effective Time (the “Pixelworks Board Designees”), four (4) of whom shall have served on the Genesis Board immediately prior to the Effective Time (the “Genesis Board Designees”), and one (1) of whom shall be designated by a majority of the Pixelworks Board Designees and shall be reasonably acceptable to a majority of the Genesis Board Designees (the “Additional Director”). The Pixelworks Board will take all actions necessary to ensure that, immediately after the Effective Time, the Pixelworks Board shall be divided into three equal classes, with each class consisting of at least one (1) Pixelworks Board Designee and at least one (1) Genesis Board Designee; provided, further, that Class I shall consist of two (2) Pixelworks Board Designees and one (1) Genesis Board Designee (the “Class I Directors”); Class II shall consist of one (1) Pixelworks Board Designee and two (2) Genesis Board Designees (the “Class II Directors”); and Class III shall consist of one (1) Pixelworks Board Designee, one (1) Genesis Board Designee and the Additional Director (the “Class III Directors”). The Pixelworks Board will take all actions necessary to ensure that, for a period from the Effective Time until the latter of (i) the one (1) year anniversary of the Effective Time and (ii) the date immediately following the date of Pixelworks’s first annual meeting of stockholders following the Effective Time (the “2004 Annual Meeting”) (the “Initial Director Term”), each of the committees of the Pixelworks Board shall consist of not less than one of the Pixelworks Board Designees and not less than one of the Genesis Board Designees. The Chairman of the Pixelworks Board immediately following the Effective Time (the “Pixelworks Chairman”) shall be the Chairman of the Genesis Board immediately prior to the Effective Time or, at the discretion of the Genesis Board Designees, the Pixelworks Chairman immediately after the Effective Time shall be a Genesis Board Designee designated by a majority of the Genesis Board Designees. If, after the Effective Time but within twelve (12) months of the Effective Time, the Pixelworks Chairman resigns, declines or is unable to continue to serve as a director, or as the Pixelworks Chairman, a majority of the remaining Genesis Board Designees then in office shall select a replacement as Chairman, which director shall be reasonably acceptable to a majority of the Pixelworks Board Designees then in office; provided, that, nothing in this sentence shall effect the immediately preceding sentence. If, during the Initial Director Term, any Pixelworks Board Designee shall resign, decline or be unable to serve as a director, a majority of the remaining Pixelworks Board Designees then in office shall select a replacement for such Pixelworks Board Designee, which person shall be reasonably acceptable to a majority of the Genesis Board Designees then in office. If, during the Initial Director Term, any Genesis Board Designee shall decline or be unable to serve as a director, a majority of the remaining Genesis Board Designees then in office shall select a replacement for such Genesis Board Designee, which person shall be reasonably acceptable to a majority of the Pixelworks Board Designees then in office. In addition to the foregoing, and notwithstanding anything to the contrary contained herein, (i) the Genesis Board Designees and the Pixelworks Board Designees shall be the nominees for election as directors by the stockholders of Pixelworks at the 2004 Annual Meeting in accordance with this Agreement and (ii) Pixelworks shall use its best efforts to provide for a staggered board such that

(A) the Class I Directors shall serve an initial term of one (1) year from the 2004 Annual Meeting and shall stand for reelection at the annual meeting of stockholders in 2005, (B) the Class II Directors shall serve an initial term of two (2) years from the 2004 Annual Meeting and shall stand for reelection at the annual meeting of stockholders in 2006, and (C) the Class III Directors shall serve an initial term of three (3) years from the 2004 Annual Meeting and shall stand for reelection at the annual meeting of stockholders in 2007 (Clause A, B and C above being referred to herein as the “Staggered Board”).

6.15    Officers of Pixelworks.

(a)    Immediately after the Effective Time, the following individuals shall hold the following positions of Pixelworks: Allen Alley, President and Chief Executive Officer; Hans Olsen, Executive Vice President and Chief Operating Officer; Jeff Bouchard, Executive Vice President and Chief Financial Officer; and certain other employees of Pixelworks shall hold the positions of Pixelworks as set forth on Section 6.15(a) of the Pixelworks Disclosure Letter (each, the “Pixelworks Officer Designees”). Immediately after the Effective Time, the following individuals shall hold, and Pixelworks shall cause such individuals to hold, the following positions of Pixelworks: Anders Frisk, Executive Vice President, Products and Marketing; Eric Erdman, Executive Vice President, Corporate Development; and certain other employees of Genesis shall hold the positions of Pixelworks as set forth on Section 6.15 of the Pixelworks Disclosure Letter (each, the “Genesis Officer Designees”). Each of the Pixelworks Officer Designees and Genesis Officer Designees shall hold office from and after the Effective Time until their respective successors are duly appointed and qualified in the manner provided in this Agreement and the Pixelworks Amended Bylaws or as otherwise provided by law or their earlier resignation or removal. If, prior to the Effective Time, any Pixelworks Officer Designee or Genesis Officer Designee shall decline or be unable to serve in such capacity as of the Effective Time, a replacement for such individual may be selected by mutual consent of Pixelworks and Genesis prior to the Effective Time; provided, that, if such replacement is not selected prior to the Effective Time, such replacement shall be approved by not less than seventy percent (70%) of the members of the Pixelworks Board then in office following the Effective Time. The Chief Technology Officer (“CTO”) for Pixelworks immediately following the Effective Time shall be selected by either (i) mutual consent of Pixelworks and Genesis prior to the Effective Time or (ii) not less than seventy percent (70%) of the members of the Pixelworks Board then in office immediately following the Effective Time. If, after the Effective Time but within twelve (12) months of the Effective Time, any Pixelworks Officer Designee, any Genesis Officer Designee or the CTO shall cease to be employed by Pixelworks in such capacity, the approval of at least seventy percent (70%) of the members of the Pixelworks Board then in office shall be required to approve a replacement for such officer. For the period from the Effective Time until twelve (12) months after the Effective Time, the Pixelworks Board may terminate the employment of, or significantly reduce the duties or position of, any Pixelworks Officer Designee, Genesis Officer Designee or the CTO only upon the affirmative vote of at least seventy percent (70%) of the members of the Pixelworks Board then in office.

(b)    The officers set forth in Section 6.15(b) of the Pixelworks Disclosure Letter shall within three (3) months of the Effective Time be based and have their primary office at the locations set forth next to their respective names in such Section 6.15(b).

6.16    Headquarters of Pixelworks and Organizational Structure.  Immediately following the Effective Time, the headquarters of Pixelworks shall be located in Alviso, California and shall remain in Alviso, California for no less than two (2) years following the Effective Time, except as otherwise agreed by at least seventy percent (70%) of the members of the Pixelworks Board then in office. Immediately following the Effective Time, the organizational structure of Pixelworks shall be as set forth in Section 6.16 of the Pixelworks Disclosure Letter (the “Organizational Structure”), and the persons named in it will be serving in the roles assigned in the Organizational Structure, subject to any person’s inability or unwillingness to serve in the capacity next to such person’s name in the Organizational Structure. During the twelve (12) months following the Effective Time, any modifications to the Organizational Structure shall be approved by at least seventy percent (70%) of the members of the Pixelworks Board then in office.

6.17    Corporate Name and Trading Symbol.  Following the Effective Date the corporate name of Pixelworks shall be Genesis Pixelworks Inc., and the Pixelworks Common Stock shall be listed on the Nasdaq National Market under the trading symbol “GNPX,” if available, or such other trading symbol as agreed by a majority of the members of the Genesis Board and the Pixelworks Board prior to the Effective Time.

6.18    Employee Benefits.

(a)    Except as otherwise provided in this Agreement, Pixelworks shall take reasonable actions to ensure that all employees of Genesis who continue employment with Pixelworks or a subsidiary of Pixelworks following the Effective Time (“Continuing Employees”) and their eligible dependents continue participation in the same Genesis health and welfare plans and arrangements in effect prior to the Effective Time. Notwithstanding the foregoing, Pixelworks may, in its sole and absolute discretion, terminate any such benefit plans and arrangements; provided, however, that, all Continuing Employees (and their eligible dependents as the case may be for participation in such plans) are provided with equivalent levels of health and welfare benefits as those provided to similarly situated eligible employees of Pixelworks. Following the Effective Time, Pixelworks will, or will cause the Surviving Corporation to, recognize the prior service with Genesis or its Subsidiaries (or any predecessor company) of each of the Continuing Employees in connection with all employee benefit plans of Pixelworks or its Subsidiaries in which employees of Pixelworks comparably situated to the Continuing Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting and levels of benefits. From and after the Effective Time, Pixelworks will, or will cause the Surviving Corporation to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Pixelworks or its affiliates to be waived with respect to Continuing Employees and their eligible dependents and (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time for which payment has been made.

(b)    Effective as of the day immediately preceding the Effective Time, Genesis and its ERISA Affiliates, as applicable, shall each terminate any and all plans intended to include a Code Section 401(k) arrangement (unless Pixelworks provides advance written notice to Genesis that such 401(k) plan(s) shall not be terminated). Unless Pixelworks provides such written notice to Genesis no later than three (3) business days prior to the Effective Time, Genesis shall provide Pixelworks with evidence that such 401(k) plan(s) have been terminated (effective as of the day immediately preceding the Effective Time) pursuant to resolutions of Genesis’s board of directors. The form and substance of such resolutions shall be subject to review and approval by Pixelworks, the approval of which shall not be unreasonably withheld. Genesis also shall take such other actions in furtherance of terminating such 401(k) plan(s) as Pixelworks may reasonably require. In the event such 401(k) plans are terminated pursuant to this subsection 6.18(b), Pixelworks shall permit participants in such terminated plans the opportunity to rollover their account balances (and any outstanding loans) in such terminated plan to the plan of Pixelworks that is intended to include a Code Section 401(k) arrangement in which similarly situated employees of Pixelworks participate.

(c)    Following the Effective Time, Pixelworks or the Surviving Corporation shall provide to Continuing Employees an employer matching contribution and/or employer contribution, as the case may be, at a level not less than is currently provided by Genesis to employees who are participants in Genesis’s 401(k) Plan established for the benefit of Genesis’s employees providing services in the United States and its Retirement Savings Plan established for the benefit of Genesis’s employees providing services in Canada.

(d)    Following the Effective Time, Pixelworks or the Surviving Corporation shall permit Continuing Employees to participate in any corporate bonus program or similar arrangement established by Pixelworks for the benefit of its similarly situated employees.

(e)    Following the Effective Time, Pixelworks or the Surviving Corporation shall establish an employee stock purchase loan program similar (but in no event providing loans for less than the amount currently provided for under such program) to Genesis’s 2001 Employee Stock Purchase Loan Plan; provided, however; that (i) the terms of any such program and the implementation of the program shall be subject to compliance with all applicable legal and regulatory requirements, (ii) Pixelworks shall have reasonably determined that such a program will not disqualify the Pixelworks Employee Stock Purchase Plan from being an “employee stock purchase plan” as defined under Section 423 of the Code, (iii) no loan shall be extended under such program in violation of the Sarbanes-Oxley Act of 2002 and any outstanding loan under such program shall be repaid in full if any person is or is to become an “executive officer” of Pixelworks (within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002), (iv) any outstanding loan under such program shall become due and payable in full upon a termination of employment, (v) any loan under such program shall be secured by any stock purchased with the proceeds of such loan and shall be a full recourse obligation, and (vi) Pixelworks may provide that any loan under such program shall bear interest at the lowest rate necessary to satisfy applicable legal and regulatory requirements so as to avoid the imputation of interest under the Code.

(f)    Notwithstanding any other provision of this Agreement, each of Genesis and Pixelworks agrees that each of them shall take such actions prior to the Effective Time such that the Genesis Stock Options and the Pixelworks Stock Options, as the case may be, held by members of the Genesis Board who are not Genesis Board Designees, or members of the Pixelworks Board who are not Pixelworks Board Designees, shall (i) fully vest as of the Effective Time and (ii) remain exercisable for a period of two (2) years following the Effective Time.

6.19    Section 16 Matters.  Prior to the Effective Time, Pixelworks shall take all such steps as may be required to cause any dispositions of Genesis Common Stock (including derivative securities with respect to Genesis Common Stock) or acquisitions of Pixelworks Common Stock (including derivative securities with respect to Pixelworks Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Genesis to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.20    Charter Documents.  Pixelworks agrees to use all reasonable efforts to effect the amendment of the Pixelworks Charter Documents to implement the provisions in Sections 6.14, 6.15(a) and 6.16 as of the Effective Time, including amending the Bylaws of Pixelworks to be in substantially the form attached as Appendix 6.20A to the Pixelworks Disclosure Letter (the “Pixelworks Amended Bylaws”), and, if necessary, the articles of incorporation of Pixelworks to provide for the Staggered Board (the current Articles of Incorporation of Pixelworks, if such Articles of Incorporation provide for a Staggered Board, or the current Articles of Incorporation of Pixelworks as amended pursuant to this Section 6.20 being referred to herein as the “Pixelworks Amended Articles”).

ARTICLE VII

CONDITIONS TO MERGER

7.1    Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)    Approvals.  The Genesis Voting Proposal shall have been approved and adopted at the Genesis Meeting, at which a quorum is present, by the requisite vote of the stockholders of Genesis under applicable law and the Genesis Charter Documents. The Pixelworks Voting Proposal shall have been approved at the Pixelworks Meeting, at which a quorum is present, by the requisite vote of the stockholders of Pixelworks under applicable law, the rules of The Nasdaq Stock Market, Inc. and the Pixelworks Charter Documents.

(b)    HSR Act.  The waiting period applicable to the consummation of the Merger under the HSR Act, and of the comparable laws of any foreign jurisdiction reasonably determined by the parties to apply, shall have expired or been terminated.

(c)    Governmental Approvals.  Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Pixelworks Material Adverse Effect or an Genesis Material Adverse Effect shall have been filed, been obtained or occurred on terms and conditions which could not reasonably be likely to have a Pixelworks Material Adverse Effect or an Genesis Material Adverse Effect.

(d)    Registration Statement; Joint Proxy Statement/Prospectus.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing (and not abandoned or withdrawn) by the SEC or its staff.

(e)    No Injunctions or Proceedings.  No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by Sections 6.12, 6.14, 6.15, 6.16 or 6.20 of this Agreement, or (ii) commenced (and not withdrawn or otherwise terminated) any action or proceeding seeking any of the foregoing.

(f)    Nasdaq Notification.  Pixelworks shall, if required by the Rules of the Nasdaq Stock Market, Inc., have submitted to The Nasdaq Stock Market, Inc. a Notification Form: Listing of Additional Shares with respect to the Pixelworks Common Stock to be issued pursuant to the transactions contemplated by this Agreement.

7.2    Additional Conditions to the Obligations of Pixelworks and Merger Sub.  The obligations of Pixelworks and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Pixelworks and Merger Sub:

(a)    Representations and Warranties.  The representations and warranties of Genesis (i) contained in this Agreement (other than as set forth in Section 3.3 hereto) shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute an Genesis Material Adverse Effect, and (ii) contained in Section 3.3 hereto shall be true and correct, on the date hereof and as of the Closing Date, in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, any updates to the Genesis Disclosure Letter made or purported to have been made after the date hereof shall be disregarded); and Pixelworks shall have received a certificate signed on behalf of Pixelworks by the chief executive officer and chief financial officer of Genesis to such effect (the delivery of such certificate to be deemed the making of a representation and warranty by Genesis for purposes of this Agreement).

(b)    Performance of Obligations of Genesis.  Genesis shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Pixelworks shall have received a certificate signed on behalf of Genesis by the chief executive officer and the chief financial officer of Genesis to such effect.

(c)    Tax Opinion.  Pixelworks shall have received a written opinion from O’Melveny & Myers LLP, counsel to Pixelworks, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if O’Melveny & Myers LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Wilson Sonsini Goodrich & Rosati, Professional Corporation, renders such opinion to Pixelworks (it being agreed that Pixelworks and Genesis shall each provide reasonable cooperation to Wilson Sonsini Goodrich & Rosati, Professional Corporation, and O’Melveny & Myers LLP, including making reasonable and customary representations to Wilson Sonsini Goodrich & Rosati, Professional Corporation, and O’Melveny & Myers LLP (and not to any other person, whether or not a party to this Agreement) substantially in the form attached as Appendix 7.2(c) to each of the Genesis Disclosure Letter (in the case of Genesis) and to the Pixelworks Disclosure Letter (in the case of Pixelworks and Merger Sub), to enable them to render such opinion and that counsel shall be entitled to rely on such representations and assumptions as they may deem appropriate in rendering such opinion).

(d)    Third Party Consents.  Genesis shall have obtained all consents and approvals of third parties (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have an Genesis Material Adverse Effect.

7.3    Additional Conditions to the Obligations of Genesis.  The obligation of Genesis to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Genesis:

(a)    Representations and Warranties.  The representations and warranties of Pixelworks (i) contained in this Agreement (other than as set forth in Section 4.3 hereto) shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Pixelworks Material Adverse Effect and (ii) contained in Section 4.3 hereto shall be true and correct, on the date hereof and as of the Closing Date, in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, any updates to the Pixelworks Disclosure Letter made or purported to have been made after the date hereof shall be disregarded); and Genesis shall have received a certificate signed on behalf of Pixelworks by the chief executive officer and the chief financial officer of Pixelworks to such effect (the delivery of such certificate to be deemed the making of a representation and warranty by Pixelworks for purposes of this Agreement).

(b)    Performance of Obligations of Pixelworks and Merger Sub.  Pixelworks and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and Genesis shall have received a certificate signed on behalf of Pixelworks by the chief executive officer or the chief financial officer of Pixelworks to such effect.

(c)    Tax Opinion.  Genesis shall have received the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Genesis, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Wilson

Sonsini Goodrich & Rosati, Professional Corporation does not render such opinion, this condition shall nonetheless be deemed satisfied if O’Melveny & Myers LLP renders such opinion to Genesis (it being agreed that Pixelworks and Genesis shall each provide reasonable cooperation to Wilson Sonsini Goodrich & Rosati, Professional Corporation, and O’Melveny & Myers LLP, including making reasonable and customary representations to Wilson Sonsini Goodrich & Rosati, Professional Corporation, and O’Melveny & Myers LLP (and not to any other person, whether or not a party to this Agreement) substantially in the form attached as Appendix 7.2(c) to each of the Genesis Disclosure Letter (in the case of Genesis) and to the Pixelworks Disclosure Letter (in the case of Pixelworks and Merger Sub), to enable them to render such opinion and that counsel shall be entitled to rely on such representations and assumptions as they may deem appropriate in rendering such opinion).

(d)    Third Party Consents.  Pixelworks shall have obtained all consents and approvals of third parties (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Pixelworks Material Adverse Effect.

(e)    Organizational Structure.  The Organizational Structure adopted by the Pixelworks Board shall not have been amended, modified or waived in any respect without the prior written consent of Genesis; provided, however, that the inability or unwillingness of any person or persons named in the Organizational Structure to serve in the capacity next to such person’s name in the Organizational Structure, after giving effect to the Merger, shall not result in the failure of the condition set forth in this Section 7.3(e) to be satisfied, and Genesis shall have received a certificate signed on behalf of Pixelworks by its chief executive officer and chief financial officer to such effect (the delivery of such certificate to be deemed the making of a representation and warranty by Pixelworks for purposes of this Agreement).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1     Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or after approval of the Merger by the stockholders of Genesis or the approval by Pixelworks of the issuance of the Pixelworks Common Stock by the stockholders of Pixelworks:

(a)    by mutual written consent of the Pixelworks Board and the Genesis Board; or

(b)    by either Pixelworks or Genesis if the Merger shall not have been consummated by September 17, 2003 (which date shall be extended to November 17, 2003 if the Merger shall not have been consummated as a result of the failure to satisfy the conditions set forth in Sections 7.1(b), 7.1(c) or 7.1(e)) (as appropriate, the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c)    by either Pixelworks or Genesis if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d)    by either Pixelworks or Genesis if at the Genesis Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the Genesis Voting Proposal is taken, the requisite vote of the stockholders of Genesis in favor of the Genesis Voting Proposal shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure to obtain such requisite vote; or

(e)    by either Pixelworks or Genesis if at the Pixelworks Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the Pixelworks Voting Proposal is taken, the requisite vote of the stockholders of Pixelworks in favor of the Pixelworks Voting Proposal shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure to obtain such requisite vote; or

(f)    by Pixelworks, if: (i) the Genesis Board shall have failed to give its recommendation to the approval of the Genesis Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified its recommendation of the Genesis Voting Proposal; (ii) after the receipt by Genesis of an Acquisition Proposal, Pixelworks requests in writing that the Genesis Board reconfirm its recommendation of this Agreement or the Merger and the Genesis Board fails to do so within five business days after its receipt of Pixelworks’s request; (iii) the Genesis Board (or any committee thereof) shall have approved or recommended to the stockholders of Genesis an Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding shares of Genesis Common Stock is commenced (other than by Pixelworks or an Affiliate of Pixelworks), and the Genesis Board (or any committee thereof) recommends that the stockholders of Genesis tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Genesis Board fails to recommend against acceptance of such offer; (v) Genesis shall have breached its obligations under Section 6.1 or Section 6.5(a) of this Agreement; or (vi) Genesis shall have failed to hold the Genesis Stockholders Meeting and submit the Genesis Voting Proposal to Genesis’s stockholders by the date which is one business day prior to the Outside Date; or

(g)    by Genesis, if: (i) the Pixelworks Board shall have failed to give its recommendation to the approval of the Pixelworks Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified its recommendation of the Pixelworks Voting Proposal; (ii) after the receipt by

Pixelworks of an Acquisition Proposal, Genesis requests in writing that the Pixelworks Board reconfirm its recommendation of this Agreement or the Merger and the Pixelworks Board fails to do so within five business days after its receipt of Genesis’s request; (iii) the Pixelworks Board (or any committee thereof) shall have approved or recommended to the stockholders of Pixelworks an Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding Pixelworks Common Stock is commenced (other than by Genesis or an Affiliate of Genesis), and the Pixelworks Board (or any committee thereof) recommends that the Stockholders of Pixelworks tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Pixelworks Board fails to recommend against acceptance of such offer; (v) Pixelworks shall have breached its obligations under Section 6.1 or Section 6.5(b) of this Agreement; or (vi) Pixelworks shall have failed to hold the Pixelworks Stockholders Meeting and submit the Pixelworks Voting Proposal to Pixelworks’s stockholders by the date which is one business day prior to the Outside Date; or

(h)    by Pixelworks, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement (other than those referred to elsewhere in this Section 8.1) on the part of Genesis set forth in this Agreement, which breach (i) would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied, and (ii) shall not have been cured within 30 days following receipt by Genesis of written notice of such breach from Pixelworks; or

(i)    by Genesis, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement (other than those referred to elsewhere in this Section 8.1) on the part of Pixelworks set forth in this Agreement, which breach (i) would cause the conditions set forth in Section 7.3(a) or (b) not to be satisfied, and (ii) shall not have been cured within 30 days following receipt by Pixelworks of written notice of such breach from Genesis.

8.2     Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Pixelworks, Genesis, Merger Sub or their respective officers, directors, stockholders or Affiliates; provided, that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of this Section 8.2, Section 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3     Fees and Expenses.

(a)    Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Genesis and Pixelworks shall share equally (i) the aggregate filing fees of both Parties’ pre-merger notification report under the HSR Act, (ii) the aggregate filing fees for all international merger notifications, (iii) the fees incurred by all jointly retained counsel to effectuate any foreign competition filings that the parties deem necessary provided that the parties will make reasonable efforts to retain common counsel for these filings where appropriate, (iv) all experts and/or consultants retained in connection with any merger investigation, and (v) all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing and filing of the Joint Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

(b)    Genesis shall pay Pixelworks a termination fee of Twenty Million Dollars ($20,000,000) (the “Termination Fee”) in the event that:

(i) this Agreement is terminated by Pixelworks or Genesis pursuant to Section 8.1(b) or Section 8.1(d) and (A) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal for Genesis shall have been publicly announced or shall have become publicly known and not withdrawn, and (B) within twelve (12) months following the termination of this Agreement, either a Third-Party Acquisition (as defined below) is consummated, or Genesis enters into a definitive agreement providing for a Third-Party Acquisition and such Third-Party Acquisition is consummated within twelve (12) months following execution of such definitive agreement;

(ii)  this Agreement is terminated by Pixelworks pursuant to Section 8.1(f); or

(iii)  this Agreement is terminated by Pixelworks pursuant to Section 8.1(h), where (A) Genesis’s breach is willful or intentional and intended to facilitate, assist or otherwise benefit, or such breach has the effect, directly or indirectly, of facilitating or assisting or otherwise benefiting, an Acquisition Proposal or the Person making such Acquisition Proposal, (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal for Genesis shall have been publicly announced or shall have become publicly known and not withdrawn, and (C) within twelve (12) months following the termination of this Agreement, either a Third-Party Acquisition (as defined below) is consummated, or Genesis enters into a definitive agreement providing for a Third-Party Acquisition and such Third-Party Acquisition is consummated within twelve (12) months following execution of such definitive agreement.

For the purposes of this Agreement, the term “Third-Party Acquisition” means, with respect to each of Pixelworks and Genesis, any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction as a result of which the stockholders of Genesis or the stockholders of Pixelworks, as the case may be, immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (B) a sale or other disposition of assets representing in excess of thirty percent (30%) of the aggregate fair market value of the business of Pixelworks or Genesis, as the case may be, immediately prior to such sale, or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of thirty percent (30%) of the voting power of the then outstanding shares of capital stock of Pixelworks or Genesis, as the case may be.

(c)    Pixelworks shall pay Genesis the Termination Fee if:

(i)  this Agreement is terminated by Pixelworks or Genesis pursuant to Section 8.1(b) or Section 8.1(e) and (A) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal for Pixelworks shall have been publicly announced or shall have become publicly known and not withdrawn, and (B) within twelve (12) months following the termination of this Agreement, either a Third-Party Acquisition is consummated, or Pixelworks enters into a definitive agreement providing for a Third-Party Acquisition and such a Third-Party Acquisition is consummated within twelve (12) months following execution of such definitive agreement;

(ii)  this Agreement is terminated by Genesis pursuant to Section 8.1(g) or

(iii)  this Agreement is terminated by Genesis pursuant to Section 8.1(i), where (A) Pixelworks’s breach is willful or intentional and intended to facilitate, assist or otherwise benefit, or such breach has the effect, directly or indirectly, of facilitating or assisting or otherwise benefiting, an Acquisition Proposal or the Person making such Acquisition Proposal, (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal for Pixelworks shall have been publicly announced or shall have become publicly known and not withdrawn, and (C) within twelve (12) months following the termination of this Agreement, either a Third-Party Acquisition is consummated, or Pixelworks enters into a definitive agreement providing for a Third-Party Acquisition and such Third-Party Acquisition is consummated within twelve (12) months following execution of such definitive agreement.

(d)    The Termination Fee due under this Section 8.3 shall be paid by wire transfer of same-day funds within one business day after:

(i)  the date of termination of this Agreement if this agreement is terminated pursuant to Section 8.3(b)(ii) or Section 8.3(c)(ii); or

(ii)  the date on which a Third-Party Acquisition is consummated if this Agreement is terminated pursuant to Section 8.3(b)(i) or (iii) or Section 8.3(c)(i) or (iii).

(e)    In the event that, prior to the time of the termination of this Agreement under circumstances giving rise to an obligation to pay the Termination Fee pursuant to this Section 8.3, the party that would otherwise be obligated to pay such Termination Fee has delivered a notice of breach and/or termination under Section 8.1(h) or Section 8.1(i) and such party is entitled to terminate this Agreement thereunder but for the failure of the 30-day cure period to have expired, such party shall not be obligated to pay such Termination Fee, and any obligation to pay the Termination Fee under this Section 8.3 shall instead be determined based on such notice of breach and/or termination under Section 8.1(h) or Section 8.1(i).

(f)    The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any Termination Fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent per annum, compounded quarterly, from the date such Termination Fee was required to be paid. Payment of the Termination Fee described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of Section 8.2.

8.4     Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the securityholders of any of the parties, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5     Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No extension or waiver in any one instance shall be deemed to extend to any prior or subsequent instance. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1     Nonsurvival of Representations and Warranties.  The respective representations and warranties of Genesis, Pixelworks and Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

9.2     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) on the date of delivery, if delivered personally, or by facsimile, upon confirmation of receipt, (ii) four (4) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a)	if to Pixelworks or Merger Sub, to

Pixelworks, Inc.

8100 SW Nyberg Road

Tualatin, OR 97062

Attention:  Chief Operating Officer and Chief Financial Officer

Fax No.:  (503) 612-0848

with a copy to:

O’Melveny & Myers, LLP

990 Marsh Road

Menlo Park, CA 94024

Attention:  Karen Dreyfus

Fax No.:  (650) 473-2601

(b)	if to Genesis, to

Genesis Microchip Inc.

2150 Gold Street

Alviso, CA 95002

Attention:  Chief Operating Officer and Chief Financial Officer

Fax No.:  (408) 262-6365

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attn:  Selim Day

Fax No.  (650) 493-6811

Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3     Entire Agreement.  This Agreement (including the Pixelworks Disclosure Letter, the Genesis Disclosure Letter and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4     No Third Party Beneficiaries.  Except for Section 6.12, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5     Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

9.7     Counterparts and Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8     Interpretation; Definitions.

(a)    When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

(b)    For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

9.9     Governing Law and Jurisdiction.  Except for those provisions dealing with the effect of the Merger which shall be governed by Delaware Law or Oregon law, as applicable, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Chancery or other courts of the State of Delaware, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

9.10     Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11     Waiver of Jury Trial.  EACH OF PIXELWORKS, MERGER SUB AND GENESIS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PIXELWORKS, MERGER SUB OR GENESIS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[the remainder of this page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, Pixelworks, Merger Sub and Genesis have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PIXELWORKS, INC.

By:	/S/ ALLEN ALLEY

Title:	Chief Executive Officer

By:	/S/ JEFF BOUCHARD

Title:	Chief Financial Officer

DISPLAY ACQUISITION CORPORATION

By:	/S/ ALLEN ALLEY

Title:	President

GENESIS MICROCHIP INC.

By:	/S/ JAMES DONEGAN

Title:	Chief Executive Officer

By:	/S/ ANDERS FRISK

Title:	EVP & Chief Operating Officer

EXHIBIT A-1

GENESIS VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of March 17, 2003 by and among Pixelworks, Inc., an Oregon corporation (“Pixelworks”), and the undersigned stockholder and/or option holder (the “Stockholder”) of Genesis Microchip Inc., a Delaware corporation (“Genesis”).

RECITALS

A.    Pixelworks, Display Acquisition Corporation (“Merger Sub”), a Delaware corporation and wholly owned direct subsidiary of Pixelworks, and Genesis have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into Genesis. Pursuant to the Merger, all outstanding common stock of Genesis will be canceled and extinguished and converted into the right to receive common stock of Pixelworks, as set forth in the Merger Agreement, and Genesis will become a wholly owned direct subsidiary of Pixelworks.

B.    The Stockholder is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of (i) shares of the outstanding common stock of Genesis and (ii) shares of common stock of Genesis issuable upon the exercise of outstanding options, warrants and other rights to acquire such shares of common stock of Genesis, in each case as is set forth on the signature page of this Agreement.

C.    As an inducement and condition to entering into the Merger Agreement, Pixelworks has required that the Stockholder agree, and the Stockholder has agreed (solely in his or her capacity as such), to enter into this Agreement.

D.    In consideration of the execution of the Merger Agreement by Pixelworks, the Stockholder (solely in his capacity as such) is hereby agreeing to vote, or cause to be voted, the Shares (as defined below) and other such shares of capital stock of Genesis over which the Stockholder has voting power so as to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

1.    Certain Definitions.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a)    “Expiration Date”  shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions of the Merger Agreement.

(b)    “Person”  shall mean any individual, corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental body or authority.

(c)    “Shares”  shall mean: (i) all securities of Genesis (including all shares of Genesis Common Stock and all options, warrants and other rights to acquire shares of Genesis Common Stock) owned by the Stockholder as of the date of this Agreement, as indicated on the signature page of this Agreement; and

(ii) all additional securities of Genesis (including all additional shares of Genesis Common Stock and all additional options, warrants and other rights to acquire shares of Genesis Common Stock) of which the Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date, including, without limitation, through the exercise of options, warrants or other rights to acquire such securities of Genesis, or the conversion of other securities of Genesis into such securities of Genesis. In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

2.    Agreement to Vote Shares.

(a)    Agreement to Vote.  Until the Expiration Date, at every meeting of the stockholders of Genesis called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Genesis, the Stockholder (solely in his or her capacity as such) shall cause all Shares then owned by the Stockholder to be voted in favor of the adoption of the Merger Agreement (as the same may be amended from time to time), and in favor of each of the transactions contemplated by the Merger Agreement (as the same may be amended from time to time) and against any matter that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Merger and other transactions contemplated by the Merger Agreement (as the same may be amended from time to time).

(b)    No Other Agreement.  Prior to the Expiration Date, the Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 2.

3.    Irrevocable Proxy.  As security for the agreements of the Stockholder provided for herein, the Stockholder hereby grants and delivers to Pixelworks, concurrently with the execution and delivery of this Agreement, a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, with respect to the Shares owned by the Stockholder at the time of the meeting of the stockholders of Genesis called, and as of the date of every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Genesis.

4.    Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to Pixelworks, as of the date hereof and at all times until the Expiration Date (unless indicated otherwise), that the Stockholder (a) is the beneficial owner of, and has good and valid title to, the Shares at such time owned by him, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances as of the date hereof, (b) as of the date hereof, does not beneficially own or have any written or unwritten agreement or arrangement to acquire any securities of Genesis other than the shares of Genesis Common Stock and options and warrants to purchase shares of Common Stock of Genesis indicated on the signature page of this Agreement, and (c) has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares at such time owned by him, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

5.    No Solicitation.  Prior to the Expiration Date, the Stockholder agrees (solely in his or her capacity as such) that neither he nor any of his representatives (including any investment banker, attorney or accountant retained by Stockholder) shall, and that he shall use his reasonable best efforts to cause his employees and other agents not to (and shall not authorize any of them to) directly or indirectly, (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal with respect to Genesis, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to Genesis, (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to Genesis, except as to the existence of the terms contained in this Section 5, (iv) approve, endorse or recommend any Acquisition Proposal with respect to Genesis, (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to Genesis, or (vi) engage in any other activity that Genesis is prohibited from undertaking under Section 6.1 of the Merger Agreement. The Stockholder and his representatives (including any investment banker, attorney or accountant retained by him) shall, and shall use his reasonable best efforts to cause his employees and other agents to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to Genesis. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5 by any investment banker, attorney or other advisor or representative of the Stockholder shall be deemed to be a breach of this Section 5 by the Stockholder. Notwithstanding anything to the contrary stated herein, this Section 5 shall not apply to the Stockholder in his capacity as either an officer or director of Genesis and any actions undertaken or omissions by the Stockholder in any such capacity shall be governed exclusively by Section 6.1 and 6.5 of the Merger Agreement.

6.    No Solicitation of Proxies.  Prior to the Expiration Date, the Stockholder agrees (solely in his capacity as such) that neither he nor any of his representatives (including any investment banker, attorney or accountant retained by him) shall, and that he shall use his reasonable best efforts to cause his employees and other agents not to (and shall not authorize any of them to) directly or indirectly, engage in any solicitation (as defined in Regulation 14A of the Rules and Regulations of the Exchange Act) of other stockholders of Genesis against the Merger Agreement (as the same may be amended from time to time) and the Merger or any of the other transactions contemplated by the Merger Agreement (as the same may be amended from time to time).

7.    Further Assurances.  From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably deemed necessary or appropriate to consummate the transactions contemplated by this Agreement.

8.    Termination.  This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

9.    Miscellaneous.

(a)    Waiver.  No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

(b)    Severability.  In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

(c)    Binding Effect; Assignment.  This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Stockholder may be assigned to any other Person without the prior written consent of Pixelworks.

(d)    Amendments.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(e)    Specific Performance; Injunctive Relief.  Each of the parties hereto hereby acknowledges that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Pixelworks and to preserve for Pixelworks the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Pixelworks which cannot be adequately compensated by a monetary award. Accordingly, Pixelworks and the Stockholder hereby expressly agree that in addition to all other remedies available at law or in equity, Pixelworks shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

(f)    Governing Law.  This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(g)    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)    If to Pixelworks:

Pixelworks, Inc.

8100 SW Nyberg Road

Tualatin, OR 97062

Attention: Chief Operating Officer and Chief Financial Officer

Fax: (503) 612-0848

with a copy to:

O’Melveny & Myers LLP

990 Marsh Road

Menlo Park, California 94025-1949

Attention: Karen Dreyfus

Fax: (650) 473-2601

(ii)    If to the Stockholder: To the address for notice set forth on the signature page hereof.

with a copy to:

Genesis Microchip Inc.

2150 Gold Street

Alviso, CA 95002

Attention: Chief Operating Officer and Chief Financial Officer

Fax: (408) 262-6365

and

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Selim Day

Fax No.: (650) 493-6811

(h)    Enforcement; Consent to Jurisdiction; Waiver of Jury Trial.

(i)  Each of the parties hereto:

(A)    consents to submit itself to the personal jurisdiction of (x) the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (y) the Chancery or other courts of the State of Delaware;

(B)    agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

(C)    agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;

(D)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 11(g) or at such other address of which a party shall have been notified pursuant thereto; and

(E)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(ii)  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

(iii)  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i)    Entire Agreement.  This Agreement, the Proxy, the Affiliate Agreement between the Stockholder and Pixelworks dated the date hereof, the Merger Agreement and any other agreements referred to in the Merger Agreement contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(j)    Headings.  The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

(k)    Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

PIXELWORKS, INC.	STOCKHOLDER

By:	By:
Signature of Authorized Signatory	Signature

Name:	Name:

Title:

Print Address

Telephone Number

Facsimile Number

Shares Beneficially Owned:

shares of Genesis Common Stock

shares of Genesis Common Stock issuable upon exercise of outstanding options or warrants

[SIGNATURE PAGE TO GENESIS VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder of Genesis Microchip Inc., a Delaware corporation (“Genesis”), hereby irrevocably (to the fullest extent permitted by law) appoints Allen Alley and Hans Olsen, President & Chief Executive Officer and Executive Vice President and Chief Operating Officer, respectively, of Pixelworks, Inc., an Oregon corporation (“Pixelworks”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Genesis that are owned of record by the undersigned as of the date of the meeting of stockholders of Genesis called (and at every adjournment or postponement thereof), and as of the date that any action or approval by written consent of the stockholders of Genesis solicited, for the purpose of considering the adoption and approval of the Merger Agreement and the Merger (collectively, the “Shares”) in accordance with the terms of this Proxy. As used herein, the “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of March 17, 2003, by and among Pixelworks, Display Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Pixelworks (“Merger Sub”), and Genesis, which provides for the merger (the “Merger”) of Merger Sub with and into Genesis and the other transactions contemplated by the Merger Agreement. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest and is granted pursuant to that certain Genesis Voting Agreement of even date herewith by and among Pixelworks and the undersigned stockholder (the “Genesis Voting Agreement”), and is granted in consideration of Pixelworks entering into the Merger Agreement. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of Genesis and in every written consent in lieu of such meeting in favor of the adoption of the Merger Agreement (as the same may be amended from time to time), in favor of each of the actions contemplated by the Merger Agreement (as the same may be amended from time to time) and against any matter that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Merger or other transactions contemplated by the Merger Agreement (as the same may be amended from time to time).

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[Remainder of Page Intentionally Left Blank]

This Irrevocable Proxy is irrevocable (to the fullest extent permitted by law). This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: March ,2003

Signature of Stockholder:

Name of Stockholder:

Shares beneficially owned:

shares of Genesis Common Stock

shares of Genesis Common Stock issuable upon exercise of outstanding options or warrants

[IRREVOCABLE PROXY]

EXHIBIT A-2

PIXELWORKS VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of March 17, 2003 by and among Genesis Microchip Inc., a Delaware corporation (“Genesis”), and the undersigned stockholder and/or option holder (the “Stockholder”) of Pixelworks, Inc., an Oregon corporation (“Pixelworks”).

RECITALS

A.    Pixelworks, Display Acquisition Corporation (“Merger Sub”), a Delaware corporation and wholly owned direct subsidiary of Pixelworks, and Genesis have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into Genesis. Pursuant to the Merger, all outstanding common stock of Genesis will be canceled and extinguished and converted into the right to receive common stock of Pixelworks, as set forth in the Merger Agreement, and Genesis will become a wholly owned direct subsidiary of Pixelworks.

B.    The Stockholder is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of (i) shares of the outstanding common stock of Pixelworks and (ii) shares of common stock of Pixelworks issuable upon the exercise of outstanding options, warrants and other rights to acquire such shares of common stock of Pixelworks, in each case as is set forth on the signature page of this Agreement.

C.    As an inducement and condition to entering into the Merger Agreement, Genesis has required that the Stockholder agree, and the Stockholder has agreed (solely in his or her capacity as such), to enter into this Agreement.

D.    In consideration of the execution of the Merger Agreement by Genesis, the Stockholder (solely in his capacity as such) is hereby agreeing to vote, or cause to be voted, the Shares (as defined below) and other such shares of capital stock of Pixelworks over which the Stockholder has voting power so as to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

1.    Certain Definitions.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a)    “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions of the Merger Agreement.

(b)    “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental body or authority.

(c)    “Shares” shall mean: (i) all securities of Pixelworks (including all shares of Pixelworks Common Stock and all options, warrants and other rights to acquire shares of Pixelworks Common Stock) owned by the Stockholder as of the date of this Agreement, as indicated on the signature page of this Agreement; and (ii) all additional securities of Pixelworks (including all additional shares of Pixelworks Common Stock and all additional options, warrants and other rights to acquire shares of Pixelworks Common Stock) of which the Stockholder acquires ownership during the period from the date of this Agreement through the

Expiration Date, including, without limitation, through the exercise of options, warrants or other rights to acquire such securities of Pixelworks, or the conversion of other securities of Pixelworks into such securities of Pixelworks. In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

2.    Agreement to Vote Shares.

(a)    Agreement to Vote.  Until the Expiration Date, at every meeting of the stockholders of Pixelworks called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Pixelworks, the Stockholder (solely in his or her capacity as such) shall cause all Shares then owned by the Stockholder to be voted in favor of the adoption of the Merger Agreement (as the same may be amended from time to time), in favor of the issuance of the shares of common stock of Pixelworks and in favor of each of the transactions contemplated by the Merger Agreement (as the same may be amended from time to time) and against any matter that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Merger and other transactions contemplated by the Merger Agreement (as the same may be amended from time to time).

(b)    No Other Agreement.  Prior to the Expiration Date, the Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

3.    Irrevocable Proxy.  As security for the agreements of the Stockholder provided for herein, the Stockholder hereby grants and delivers to Genesis, concurrently with the execution and delivery of this Agreement, a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, with respect to the Shares owned by the Stockholder at the time of the meeting of the stockholders of Pixelworks called, and as of the date of every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Pixelworks.

4.    Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to Genesis, as of the date hereof and at all times until the Expiration Date (unless indicated otherwise), that the Stockholder (a) is the beneficial owner of, and has good and valid title to, the Shares at such time owned by him, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances as of the date hereof, (b) as of the date hereof, does not beneficially own or have any written or unwritten agreement or arrangement to acquire any securities of Pixelworks other than the shares of Pixelworks Common Stock and options and warrants to purchase shares of Common Stock of Pixelworks indicated on the signature page of this Agreement, and (c) has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares at such time owned by him, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

5.    No Solicitation.  Prior to the Expiration Date, the Stockholder agrees (solely in his or her capacity as such) that neither he nor any of his representatives (including any investment banker, attorney or accountant retained by Stockholder) shall, and that he shall use his reasonable best efforts to cause his employees and other agents not to (and shall not authorize any of them to) directly or indirectly, (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal with respect to Pixelworks, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to Pixelworks, (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to Pixelworks, except as to the existence of the terms contained in this Section 6, (iv) approve, endorse or recommend any Acquisition Proposal with respect to Pixelworks, (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to Pixelworks, or (vi) engage in any other activity that Pixelworks is prohibited from undertaking under Section 6.1 of the Merger Agreement. The Stockholder and his representatives (including any investment banker, attorney or accountant retained by him) shall, and shall use his reasonable best efforts to cause his employees and other agents to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to Pixelworks. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6 by any investment banker, attorney or other advisor or representative of the Stockholder shall be deemed to be a breach of this Section 6 by the Stockholder. Notwithstanding anything to the contrary stated herein, this Section 6 shall not apply to the Stockholder in his capacity as either an officer or director of Pixelworks and any actions undertaken or omissions by the Stockholder in any such capacity shall be governed exclusively by Section 6.1 and 6.5 of the Merger Agreement.

6.    No Solicitation of Proxies.  Prior to the Expiration Date, the Stockholder agrees (solely in his capacity as such) that neither he nor any of his representatives (including any investment banker, attorney or accountant retained by him) shall, and that he shall use his reasonable best efforts to cause his employees and other agents not to (and shall not authorize any of them to) directly or indirectly, engage in any solicitation (as defined in Regulation 14A of the Rules and Regulations of the Exchange Act) of other stockholders of Pixelworks against the Merger Agreement (as the same may be amended from time to time) and the Merger or any of the other transactions contemplated by the Merger Agreement (as the same may be amended from time to time).

7.    Further Assurances.  From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably deemed necessary or appropriate to consummate the transactions contemplated by this Agreement.

8.    Termination.  This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

9.    Miscellaneous.

(a)    Waiver.  No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

(b)    Severability.  In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

(c)    Binding Effect; Assignment.  This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Stockholder may be assigned to any other Person without the prior written consent of Genesis.

(d)    Amendments.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(e)    Specific Performance; Injunctive Relief.  Each of the parties hereto hereby acknowledges that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Genesis and to preserve for Genesis the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Genesis which cannot be adequately compensated by a monetary award. Accordingly, Genesis and the Stockholder hereby expressly agree that in addition to all other remedies available at law or in equity, Genesis shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

(f)    Governing Law.  This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(g)    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to Genesis:

Genesis Microchip Inc.
2150 Gold Street
Alviso, CA 95002
Attention: Chief Operating Officer and Chief Financial Officer
Fax: (408) 262-6365

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94034
Attention: Selim Day
Fax: (650) 493-6811

(ii)	If to the Stockholder: To the address for notice set forth on the signature page hereof.

with a copy to:

Pixelworks Inc.
8100 SW Nyberg Road
Tualatin, OR 97062
Attention: Chief Operating Officer and Chief Financial Officer
Fax: (503) 612-0848

and

O’Melveny & Myers LLP
990 Marsh Road
Menlo Park, California 94025-1949
Attention: Karen Dreyfus
Fax: (650) 473-2601

(h)    Enforcement; Consent to Jurisdiction; Waiver of Jury Trial.

(i) Each	of the parties hereto:

(A)	consents to submit itself to the personal jurisdiction of (x) the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (y) the Chancery or other courts of the State of Delaware;

(B)	agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

(C)	agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;

(D)	agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 11(g) or at such other address of which a party shall have been notified pursuant thereto; and

(E)	agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(ii)	EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

(iii)	All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party

(i)    Entire Agreement.  This Agreement, the Proxy, the Merger Agreement and any other agreements referred to in the Merger Agreement contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(j)    Headings.  The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

(k)    Counterparts.2This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

GENESIS MICROCHIP INC.		STOCKHOLDER

By:	Signature of Authorized Signatory	By:	Signature

Name:		Name:

Title:		Title:

Print Address

Telephone Number

Facsimile Number

Shares Beneficially Owned:

shares of Pixelworks Common Stock

shares of Pixelworks Common Stock issuable upon exercise of outstanding options or warrants

[SIGNATURE PAGE TO PIXELWORKS VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder of Pixelworks Inc., an Oregon corporation (“Pixelworks”), hereby irrevocably (to the fullest extent permitted by law) appoints Alex Lushtak and Anders Frisk, a member of the Board of Directors and Executive Vice President & Chief Operating Officer, respectively, Genesis Microchip Inc., a Delaware corporation (“Genesis”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Pixelworks that are owned of record by the undersigned as of the date of the meeting of stockholders of Pixelworks called (and at every adjournment or postponement thereof), and as of the date that any action or approval by written consent of the stockholders of Pixelworks solicited, for the purpose of considering the adoption and approval of the Merger Agreement and the Merger (collectively, the “Shares”) in accordance with the terms of this Proxy. As used herein, the “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of March 17, 2003, by and among Pixelworks, Display Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Pixelworks (“Merger Sub”), and Genesis, which provides for the merger (the “Merger”) of Merger Sub with and into Genesis and the other transactions contemplated by the Merger Agreement. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest and is granted pursuant to that certain Pixelworks Voting Agreement of even date herewith by and among Genesis and the undersigned stockholder (the “Pixelworks Voting Agreement”), and is granted in consideration of Genesis entering into the Merger Agreement. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of Pixelworks and in every written consent in lieu of such meeting in favor of the issuance of the shares of common stock of Pixelworks, in favor of the adoption of the Merger Agreement (as the same may be amended from time to time), in favor of each of the actions contemplated by the Merger Agreement (as the same may be amended from time to time) and against any matter that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Merger or other transactions contemplated by the Merger Agreement (as the same may be amended from time to time).

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[Remainder of Page Intentionally Left Blank]

This Irrevocable Proxy is irrevocable (to the fullest extent permitted by law). This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: March     ,2003

Signature of Stockholder:

Name of Stockholder:

Name and Title of Authorized Signatory:

Shares beneficially owned:

shares of Pixelworks Common Stock

shares of Pixelworks Common Stock issuable upon exercise of outstanding options or warrants

[IRREVOCABLE PROXY]

EXHIBIT B

EXECUTION COPY

AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (this “Agreement”) is made and entered into as of March 17, 2003 by and between Pixelworks, Inc., an Oregon corporation (“Pixelworks”), and the undersigned stockholder (the “Affiliate”), who may be deemed an affiliate of Genesis Microchip Inc., a Delaware corporation (“Genesis”), under applicable law.

RECITALS:

A.    Genesis, Pixelworks and Merger Sub (as defined below) have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for the merger (the “Merger”) of a wholly-owned subsidiary of Pixelworks (“Merger Sub”) with and into Genesis, pursuant to which all outstanding shares of common stock of Genesis (the “Genesis Common Stock”) will be converted into the right to receive common stock of Pixelworks (“Pixelworks Common Stock”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

B.    The Affiliate has been advised that the Affiliate may be deemed to be an “affiliate” of Genesis, as the term “affiliate” is used for purposes of Rule 144 and Rule 145 of the rules and regulations of the Securities and Exchange Commission (the “Commission”).

C.    The execution and delivery of this Agreement by the Affiliate is a material inducement to Pixelworks to enter into the Merger Agreement.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Acknowledgments by Affiliate.  The Affiliate understands and hereby acknowledges that the representations, warranties and covenants by the Affiliate set forth herein shall be relied upon by Genesis, Pixelworks and their respective affiliates and legal counsel. The Affiliate hereby represents and warrants to Pixelworks that the Affiliate has carefully read this Agreement and the Merger Agreement and has discussed the requirements of this Agreement with the Affiliate’s professional advisors, who are qualified to advise the Affiliate with regard to such matters.

2.    Application to Subsequently Acquired Shares.  The Affiliate hereby agrees that all shares of Pixelworks Common Stock and Genesis Common Stock acquired by the Affiliate subsequent to the date hereof (including shares of Pixelworks Common Stock acquired in the Merger) shall be subject to the terms and conditions set forth in this Agreement as if held by the Affiliate as of the date hereof.

3.    Compliance with Rule 145 and the Securities Act.

(a)    The Affiliate understands and hereby acknowledges that the Affiliate has been advised that (i) the issuance of shares of Pixelworks Common Stock in connection with the Merger is expected to be effected pursuant to a registration statement on Form S-4 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the resale of such shares will be subject to restrictions set forth in Rule 145 under the Securities Act, and (ii) the Affiliate may be deemed to be an “affiliate” of Genesis as the term “affiliate” is used for purposes of Rule 144 and Rule 145 of the rules and regulations of the Commission. Accordingly, the Affiliate hereby agrees not to sell, transfer or otherwise dispose of any shares of Pixelworks Common Stock issued to the Affiliate in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act, (ii) such sale, transfer or other disposition is made pursuant to a registration statement declared or ordered effective under the Securities Act, or an appropriate exemption from the registration and prospectus delivery requirements of the Securities Act, (iii) the Affiliate delivers to Pixelworks a written opinion of legal counsel, reasonably acceptable to Pixelworks in form and substance, that such sale, transfer or other disposition is otherwise exempt from the registration and prospectus delivery requirements of the Securities Act, or (iv) an authorized representative of the Commission shall have rendered written advice to the Affiliate to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take any action, with respect to the proposed disposition if consummated.

(b)    The Affiliate understands and hereby acknowledges that Pixelworks will give stop transfer instructions to its transfer agent with respect to any shares of Pixelworks Common Stock issued to the Affiliate pursuant to the Merger, and there shall be placed on the certificates representing such shares of Pixelworks Common Stock, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend), and Pixelworks shall so instruct its transfer agent, if the Affiliate delivers to Pixelworks (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Pixelworks, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

4.    Termination.  This Agreement shall be terminated, and be of no further force and effect, automatically upon the termination of the Merger Agreement pursuant to its terms.

5.    Miscellaneous.

(a)    Waiver.  No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

(b)    Severability.  In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

(c)    Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Affiliate may be assigned to any other person without prior written consent of Pixelworks.

(d)    Amendments.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(e)    Specific Performance; Injunctive Relief.  Each of the parties hereto hereby acknowledge that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Genesis and Pixelworks and to preserve for Pixelworks the benefits of the Merger, (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value, and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Genesis and Pixelworks which cannot be adequately compensated by a monetary award. Accordingly, Pixelworks and the Affiliate hereby expressly agree that in addition to all other remedies available at law or in equity, Genesis and Pixelworks shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof

(f)    Governing Law.  This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(g)    Enforcement; Consent to Jurisdiction; Waiver of Jury Trial.

(i)	Each of the parties hereto:

(A)	consents to submit itself to the personal jurisdiction of (x) the United States District Court for Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (y) the chancery and other courts of the State of Delaware;

(B)	agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

(C)	agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;

(D)	agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 5(i) or at such other address of which a party shall have been notified pursuant thereto; and

(E)	agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(ii)	EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

(iii)	All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party

(h)    Entire Agreement. This Agreement, the Merger Agreement and the other agreements referred to in the Merger Agreement set forth the entire agreement and understanding of Pixelworks and the Affiliate with respect to the subject matter hereof and thereof, and supersede all prior discussions, agreements and understandings between Pixelworks and the Affiliate with respect to the subject matter hereof and thereof.

(i)    Notices.  All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Pixelworks:	Pixelworks, Inc. 8100 SW Nyberg Road Tualatin, OR 97062 Attention: Chief Operating Officer and Chief Financial Officer Fax No.: (503) 612-0848

with a copy to:	O’Melveny & Myers, LLP 990 Marsh Road Menlo Park, CA 94024 Attention: Karen Dreyfus Fax No.: (650) 473-2601

If to the Affiliate:	To the address for notice set forth on the signature page hereof.

(j)    Further Assurances.  The Affiliate (in his or her capacity as such) shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as Genesis may deem necessary or desirable, in the reasonable opinion of Genesis, to carry out and effectuate the purpose and intent of this Agreement.

(k)    Attorneys’ Fees.  In the event of any legal actions or proceeding to enforce or interpret the terms and provisions hereof, the prevailing party shall be entitled to reasonable attorneys’ fees.

(l)    Third Party Reliance.  Legal counsel to Genesis and Pixelworks shall be entitled to rely upon this Agreement.

(m)    Survival.  The representations, warranties, covenants and other terms and provisions set forth in this Agreement shall survive the consummation of the Merger.

(n)    Counterparts.  This Agreement shall be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

PIXELWORKS, INC.	AFFILIATE:

By:	By (Signature):

Name:	Print Name:

Title:	Title:

Print Address

Telephone Number

Facsimile Number

Shares Beneficially Owned:

shares of Genesis Common Stock

shares of Genesis Common Stock issuable upon exercise of outstanding options or warrants

*****AFFILIATE AGREEMENT*****